     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1999


                                            REGISTRATION STATEMENT NO. 333-73259
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                               ------------------

                            REPUBLIC SERVICES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 4953                                65-0716904
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)                Identification No.)

                                                                                      DAVID A. BARCLAY
                                                                                    SENIOR VICE PRESIDENT
                  REPUBLIC SERVICES, INC.                                            AND GENERAL COUNSEL
                   110 S.E. SIXTH STREET                                           REPUBLIC SERVICES, INC.
              FORT LAUDERDALE, FLORIDA 33301                                  110 S.E. SIXTH STREET, 28TH FLOOR
                      (954) 769-6000                                            FORT LAUDERDALE, FLORIDA 33301
    (Address, including zip code, and telephone number,                                (954) 769-6000
including area code, of registrant's principal executive offices)       (Name, address, including zip code, and telephone
                                                                        number, including area code, of agent for service)

                               ------------------

                                   COPIES TO:

                  JONATHAN L. AWNER, ESQ.                                     VALERIE FORD JACOB, ESQ.
            AKERMAN, SENTERFITT & EIDSON, P.A.                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
             ONE S.E. THIRD AVENUE, 28TH FLOOR                                   ONE NEW YORK PLAZA
                 MIAMI, FLORIDA 33131-1704                                    NEW YORK, NEW YORK 10004
                      (305) 374-5600                                               (212) 859-8000

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                          PROPOSED            PROPOSED
              TITLE OF EACH CLASS                                          MAXIMUM             MAXIMUM            AMOUNT OF
              OF SECURITIES TO BE                   AMOUNT TO BE       OFFERING PRICE         AGGREGATE         REGISTRATION
                   REGISTERED                        REGISTERED          PER UNIT(1)          PRICE(1)             FEE(2)
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Class A Common Stock, par value $.01 per
  share.........................................     112,162,500           $16.375         $1,836,660,938        $510,591.74
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(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices reported on the NYSE as of February 24, 1999.
(2) Previously paid.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT CONTAINS TWO SEPARATE PROSPECTUSES. THE FIRST PROSPECTUS RELATES TO A PUBLIC OFFERING OF SHARES OF COMMON STOCK OF REPUBLIC SERVICES, INC. IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING"). THE SECOND PROSPECTUS RELATES TO A CONCURRENT OFFERING OF COMMON STOCK OUTSIDE THE UNITED STATES AND CANADA (THE "INTERNATIONAL OFFERING"). THE PROSPECTUSES FOR THE U.S. OFFERING AND THE INTERNATIONAL OFFERING WILL BE IDENTICAL IN ALL RESPECTS, OTHER THAN THE FRONT COVER PAGE, "UNDERWRITING" SECTIONS AND THE BACK COVER PAGE RELATING TO THE INTERNATIONAL OFFERING. SUCH ALTERNATE PAGES APPEAR IN THIS REGISTRATION STATEMENT IMMEDIATELY FOLLOWING THE COMPLETE PROSPECTUS FOR THE U.S. OFFERING.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED APRIL 6, 1999


PROSPECTUS

                               100,000,000 SHARES
                         REPUBLIC SERVICES, INC. (LOGO)

                              CLASS A COMMON STOCK
                           -------------------------

     Republic Industries, Inc., a stockholder of Republic Services, is selling 100,000,000 shares of Class A common stock. The U.S. underwriters are offering 80,000,000 shares in the United States and Canada and the international managers are offering 20,000,000 shares outside the United States and Canada.


     The Class A common stock trades on The New York Stock Exchange under the symbol "RSG." On April 5, 1999, the last sale price of the Class A common stock as reported on the New York Stock Exchange was $16 3/16 per share.


     INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                           -------------------------

                                                             PER SHARE       TOTAL
                                                             ---------       -----
Public Offering Price......................................      $             $
Underwriting Discount......................................      $             $
Proceeds, before expenses, to Republic Industries..........      $             $

     The U.S. underwriters may also purchase up to an additional 9,730,000 shares from Republic Industries, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 2,432,500 shares from Republic Industries.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of Class A common stock will be ready for delivery in New York,
New York on or about             , 1999.

                           -------------------------

MERRILL LYNCH & CO.  DONALDSON, LUFKIN & JENRETTE
                            DEUTSCHE BANK SECURITIES
BEAR, STEARNS & CO. INC.
              CIBC WORLD MARKETS
                              CREDIT SUISSE FIRST BOSTON
                                           MORGAN STANLEY DEAN WITTER
                                                     SALOMON SMITH BARNEY
                           -------------------------

                  The date of this prospectus is      , 1999.

                         Republic Services, Inc. (LOGO)
   (Map of continental United States highlighting the markets in which we do business appears here)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     5
Risk Factors................................................     9
Use of Proceeds.............................................    13
Dividend Policy.............................................    13
Market and Market Prices of Common Stock....................    13
Selected Financial Data.....................................    14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    15
Business....................................................    26
Management..................................................    40
Security Ownership of Selling Stockholder, Beneficial Owners
  and Management............................................    47
Intercompany Relationships and Related Transactions.........    49
Description of Capital Stock................................    57
Shares Eligible for Future Sale.............................    61
Material United States Federal Tax Consequences for
  Non-United States Holders.................................    63
Underwriting................................................    67
Legal Matters...............................................    71
Experts.....................................................    71
Available Information.......................................    71
Index to Financial Statements...............................   F-1

                           -------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     This summary highlights some information contained in this prospectus. The summary may not contain all of the information that is important to you. You should carefully read the entire prospectus, including the risk factors and the financial statements, in order to understand this offering. Where we refer to ourself in this prospectus, including our references to "Republic Services" or "our company," we mean Republic Services, Inc. and its subsidiaries since we completed our initial public offering in July 1998, along with the historical operating results and activities of, and assets and liabilities of, the solid waste services business and operations of Republic Industries before we completed our initial public offering in July 1998. Where we refer to "Republic Industries" in this prospectus, we mean Republic Industries, Inc. and all of its subsidiaries except for Republic Services.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results we discuss in the forward-looking statements. We discuss some of the factors that might cause differences in actual results in the "Risk Factors" section of this prospectus.

                                  OUR COMPANY

     We are a leading provider of services in the domestic non-hazardous solid waste industry. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 134 collection companies in 26 states. We also own or operate 74 transfer stations and 57 solid waste landfills. We had revenue of $1,369.1 million and operating income of $284.3 million in the year ended December 31, 1998, and revenue of $1,127.7 million and operating income of $201.3 million in the year ended December 31, 1997. We believe that the $241.4 million, or 21.4%, increase in revenue and the $83.0 million, or 41.2%, increase in operating income are primarily attributable to the successful execution of our growth and operating strategies.

     Our presence in high growth markets throughout the Sunbelt, including Florida, Georgia, Nevada, Southern California and Texas, and other domestic markets that have experienced higher than average population growth during the past several years supports our internal growth strategy. We believe that our presence in these markets positions our company to experience growth at rates that are generally higher than the industry's overall growth rate.

     Since 1995, we have acquired numerous solid waste companies with an aggregate of over $1.4 billion in annual revenue. We believe that we are well positioned to continue to increase our revenue and operating income through acquisitions in addition to our internal growth. We focus our acquisition growth strategy on the approximately $8.0 billion of revenue generated by the over 5,000 privately held solid waste companies in 1997. We believe that several factors enhance our ability to acquire many of these privately held companies, including,

          - increasing competition in the solid waste industry,

          - increasing requirements for capital as a result of regulatory changes in the solid waste industry, and

          - the existence of only a limited number of exit strategies for the owners and principals of these privately held solid waste companies.

                              RECENT DEVELOPMENTS

     By March 26, 1999, we had completed the acquisition of 16 landfills, 11 transfer stations and 136 commercial collection routes from Waste Management, Inc. under a contract we entered into in September 1998, for which we paid approximately $438.0 million in cash plus properties.

                                   BACKGROUND

     In recent years, Republic Industries has acquired and developed numerous businesses in several industries and, from time to time, has divested such businesses. At the beginning of 1998, Republic

Industries operated in three broad business segments: (1) automotive retail, (2) vehicle rental and (3) solid waste services. In May 1998, Republic Industries announced its intention to separate our company from Republic Industries, and to have our company complete an initial public offering of our Class A common stock. At the time of this announcement, we were a wholly owned subsidiary of Republic Industries.

     In May 1998, Republic Industries also announced its intention to distribute sometime in 1999 the remaining shares of our common stock that it owned, as of the date of the distribution, to Republic Industries' stockholders on a tax-free basis. This tax-free distribution was conditioned, in part, on Republic Industries obtaining a favorable private letter ruling from the Internal Revenue Service to the effect that, among other things, the distribution would qualify as a tax-free distribution for federal income tax purposes.

     In June 1998, we entered into several agreements with Republic Industries that provided for:

          - our separation from Republic Industries,

          - the completion of our initial public offering of Class A common stock,

          - the tax-free distribution, subject to the receipt of a favorable private letter ruling from the IRS, among other conditions, and

          - interim and ongoing relationships between our company and Republic Industries, before and after the completion of the tax-free distribution.

     In July 1998, we completed the initial public offering of our Class A common stock, resulting in net proceeds of approximately $1.4 billion. We used the net proceeds from our initial public offering to repay debt owed to Republic Industries. Upon completing our initial public offering, Republic Industries owned approximately 63.9% of our common stock, including all of the outstanding shares of our Class B common stock.

     In July 1998, Republic Industries filed its request for the private letter ruling with the IRS, and continued to process the request through February 1999 with the expectation of completing the distribution in mid-1999. In March 1999, the IRS advised Republic Industries in writing that it will not rule as requested.

     Based on the IRS action, Republic Industries will not complete the tax-free distribution, and has exercised its rights under its agreement with us to register for sale to the public all of its approximately 112.2 million shares of our common stock. In March 1999, Republic Industries converted all of its Class B common stock into Class A common stock on a one-for-one basis. We intend to amend our certificate of incorporation to eliminate the classifications of our common stock, subject to stockholder approval, at our annual meeting in May 1999.

                                HOW TO REACH US

     We are incorporated in Delaware. The mailing address for our principal executive offices is Republic Services, Inc., 110 S.E. Sixth Street, 28th Floor, Fort Lauderdale, Florida 33301 and our phone number there is (954) 769-6000.

                                  THE OFFERING

Class A Common Stock offered
  by Republic Industries
     U.S. Offering..............................  80,000,000 shares
     International Offering.....................  20,000,000 shares
          Total.................................  100,000,000 shares
Shares Outstanding After the Offering...........  175,412,500 shares
Use of Proceeds.................................  We will not receive any proceeds from the sale of shares of common stock by Republic Industries.
Risk Factors....................................  See "Risk Factors" and the other information included in this prospectus for a discussion of
                                                  factors you should carefully consider before
                                                  deciding to invest in shares of the common stock.
New York Stock Exchange Symbol..................  "RSG"

     The number of shares of Class A common stock offered as listed above includes 95,688,083 shares of Class A common stock which Republic Industries converted from 95,688,083 shares of Class B common stock on March 2, 1999. No shares of our Class B common stock are outstanding as of the date of this prospectus.

     The number of shares of our common stock to be outstanding immediately after the offering listed above does not include shares of our Class A common stock that we may issue upon the exercise of outstanding stock options under our 1998 Stock Incentive Plan. We have reserved 20.0 million shares of Class A common stock for issuance under our 1998 Stock Incentive Plan. On March 2, 1999, we issued options to purchase approximately 8.5 million shares of our Class A common stock to employees under our 1998 Stock Incentive Plan to replace options our employees held under Republic Industries' stock option plans. As of March 30, 1999, options to purchase a total of approximately 12.6 million shares of Class A common stock were outstanding under our 1998 Stock Incentive Plan, approximately 1.8 million of which are presently exercisable.

                       SUMMARY HISTORICAL FINANCIAL DATA

    In the table below, we provide you with a summary of our historical financial and operating data for the periods indicated. The summary historical financial data set forth below should be read in conjunction with our Consolidated Financial Statements and their Notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See Notes 1, 3, 6 and 9 of Notes to Consolidated Financial Statements for a discussion of basis of presentation, business combinations, stockholders' equity and restructuring and other charges. The summary historical financial data below is not necessarily indicative of the results of operations or financial position which would have resulted had our separation from Republic Industries and our initial public offering occurred at the beginning of the periods presented.

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1998          1997          1996
                                                              -----------   -----------   -----------
                                                                (IN MILLIONS, EXCEPT RATIOS AND PER
                                                                            SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................   $1,369.1      $1,127.7      $  953.3
Expenses:
  Cost of operations........................................      842.7         723.0         628.3
  Depreciation, amortization and depletion..................      106.3          86.1          75.3
  Selling, general and administrative.......................      135.8         117.3         135.3
  Restructuring and other charges...........................         --            --           8.8
                                                               --------      --------      --------
Operating income............................................      284.3         201.3         105.6
Interest expense............................................      (44.7)        (25.9)        (29.7)
Interest income.............................................        1.5           4.9          11.7
Other income (expense), net.................................        (.9)          1.8           2.2
                                                               --------      --------      --------
Income before income taxes..................................      240.2         182.1          89.8
Provision for income taxes..................................       86.5          65.9          38.0
                                                               --------      --------      --------
Net income..................................................   $  153.7      $  116.2      $   51.8
                                                               ========      ========      ========
Basic and diluted earnings per share(a).....................   $   1.13      $   1.21      $    .54
                                                               ========      ========      ========
Weighted average common and common equivalent shares
  outstanding(a)............................................      135.6          95.7          95.7
                                                               ========      ========      ========
Pro forma basic and diluted earnings per share(b)...........   $   1.01
                                                               ========
Pro forma weighted average common and common equivalent
  shares outstanding(b).....................................      175.4
                                                               ========

OTHER OPERATING DATA:
EBITDA(c)...................................................   $  390.6      $  287.4      $  180.9
EBITDA margin(d)............................................       28.5%         25.5%         19.0%
Capital expenditures........................................   $  193.0      $  165.3      $  146.9
Cash flows from operating activities........................      271.1         279.4         143.5
Cash flows from investing activities........................     (607.4)       (168.1)       (175.7)
Cash flows from financing activities........................      892.9        (135.5)         20.3

                                                                           DECEMBER 31,
                                                              ---------------------------------------
                                                                 1998          1997          1996
                                                              -----------   -----------   -----------
                                                                           (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  556.6      $     --      $   24.2
Total assets................................................    2,812.1       1,348.0       1,090.3
Amounts due to Republic Industries..........................         --         266.1         254.9
Total debt..................................................    1,057.1          75.1         142.7
Total stockholders' equity..................................    1,299.1         750.8         494.5

---------------

(a) Prior to our initial public offering on July 1, 1998, we had only 100 shares of common stock outstanding, all of which were owned by Republic Industries. Historical share and per share data have been retroactively adjusted for the recapitalization of our 100 shares of common stock into 95.7 million shares of Class B common stock in July 1998.
(b) Pro forma basic and diluted earnings per share assume the initial public offering and the repayment in full of the amounts due to Republic Industries occurred as of January 1, 1998.
(c) EBITDA represents operating income plus depreciation and amortization. While EBITDA data should not be construed as a substitute for operating income, net income or cash flows from operations in analyzing our operating performance, financial position and cash flows, we have included EBITDA data, which is not a measure of financial performance under generally accepted accounting principles, because we believe that this data is commonly used by certain investors to evaluate a company's performance in the solid waste industry. Due to the fact that not all companies calculate non-GAAP measures in the same manner, the EBITDA presentation herein may not be comparable to similarly titled measures reported by other companies.
(d) EBITDA margin represents EBITDA divided by revenue.

                                  RISK FACTORS

     You should be aware that there are various risks to an investment in our Class A common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our Class A common stock.

     If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MAY BE UNABLE TO COMPETE EFFECTIVELY.

     We operate in a highly competitive business environment. Some of our competitors have significantly larger operations and may have significantly greater financial resources than we do. In addition, the solid waste industry is constantly changing as a result of rapid consolidation which may create additional competitive pressures in our business environment.

     We also compete with municipalities that maintain their own waste collection or disposal operations. These municipalities may have a financial advantage over us as a result of the availability of tax revenue and tax-exempt financing.

     In each market in which we own or operate a landfill, we compete for solid waste volume on the basis of disposal or "tipping" fees, geographical location and quality of operations. Our ability to obtain solid waste volume for our landfills may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste.

     We compete for collection accounts primarily on the basis of price and the quality of services. From time to time our competitors may reduce the price of their services in an effort to expand their market share or to win a competitively bid municipal contract.

     As a result, we may have difficulty competing effectively from time to time.

WE MAY BE UNABLE TO EXECUTE OUR ACQUISITION GROWTH STRATEGY.

     Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully integrate the acquired companies' operations into our business and then increase the market share of these acquired companies. The consolidation of our operations with the operations of acquired companies, including the integration of systems, procedures, personnel and facilities, the relocation of staff, and the achievement of anticipated cost savings, economies of scale and other business efficiencies, presents significant challenges to our management, particularly if several acquisitions occur at the same time. In short, we cannot assure you that:

     - we will be able to identify desirable acquisition candidates;

     - we will be able to acquire any of the identified candidates;

     - we will effectively integrate companies which are acquired and fully realize the expected cost savings, economies of scale or business efficiencies;

     - or any acquisitions will be profitable or accretive to our earnings.

     Additional factors may negatively impact our acquisition growth strategy. Our acquisition strategy requires spending significant amounts of capital. If we are unable to obtain additional needed financing on acceptable terms, we may need to reduce the scope of our acquisition growth strategy, which could have a material adverse effect on our growth prospects and the market price of our common stock. The intense competition among our competitors pursuing the same acquisition candidates may increase purchase prices for solid waste businesses and increase our capital requirements. In addition, our inability to account for acquisitions under the pooling of interests method of accounting for a period of two years following the completion of this offering may impede our ability to complete some transactions. If any of the aforementioned factors force us to alter our growth strategy, our financial condition, results of operations and growth prospects could be adversely affected, and the market price of our common stock may decline.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

     Our growth strategy places significant demands on our financial, operational and management resources. In order to continue our growth, and to operate independently of Republic Industries, we will need to add administrative and other personnel, and make additional investments in operations and systems. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

BUSINESSES WE ACQUIRE MAY HAVE UNDISCLOSED LIABILITIES.

     In pursuing our acquisition strategy our investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a candidate having undisclosed liabilities, as a successor owner we may be responsible for such undisclosed liabilities. We typically try to minimize our exposure to such liabilities by obtaining indemnification from each seller of the acquired companies, and by deferring payment of a portion of the purchase price as a security for the indemnification. However, we cannot assure you that we will be able to obtain indemnifications or that they will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions.

WE DEPEND ON KEY PERSONNEL.

     Our future success depends on the continued contributions of several key employees and officers. Most of our officers do not have employment agreements and we do not maintain key man life insurance policies on any of our officers. The loss of the services of key employees and officers, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on our financial condition, results of operations and growth prospects.

COMPLIANCE WITH ENVIRONMENTAL REGULATION MAY IMPEDE OUR GROWTH.

     We may need to spend considerable time, effort and capital to keep our facilities in compliance with federal, state and local requirements regulating health, safety, environment, zoning and land use. In addition, some of our waste operations that cross state boundaries could be adversely affected if the federal government, or the state or locality in which these waste operations are located, imposes discriminatory fees on, or otherwise limits or prohibits, the transportation or disposal of solid waste. If environmental laws become more stringent, our environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated events or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those we currently anticipate. Because of the nature of our operations, we have in the past and may in the future be named as a potentially responsible party in connection with the investigation or remediation of environmental conditions. We cannot assure you that the resolution of these investigations will not have a material adverse effect on our financial condition or results of operations. A significant judgment or fine against our company, or our loss of significant permits or licenses, could have a material adverse effect on our financial condition, results of operations or prospects.

     Citizens' groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities. Responding to the challenges presented by those citizens' groups has at times further increased our costs and extended the time associated with establishing new facilities and expanding existing facilities.

     We currently accrue for landfill closure and post-closure costs based on consumption of landfill airspace. As of December 31, 1998, assuming that all available landfill capacity is used, we expect to expense approximately $370.5 million of landfill closure and post-closure costs over the remaining lives of these facilities. We cannot assure you that our reserves for landfill and environmental costs will be adequate to cover the requirements of existing environmental regulations, future changes or interpretations of existing regulations or the identification of adverse environmental conditions previously unknown to us.

POTENTIAL YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR BUSINESS.

     We use computer software and related technologies throughout our business that are likely to be affected by the date change in the year 2000. We may not discover and remediate all potential problems with our systems in a timely manner. In addition, computer software and related technologies used by our customers, service providers, vendors and suppliers are likely to be affected by the year 2000 date change. Failure of any of these parties to properly process dates for the year 2000 and thereafter could result in unanticipated expenses and delays to us, including delays in the payment by our customers for services provided and delays in our ability to conduct normal banking operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

SEASONAL CHANGES AND ECONOMIC FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     Our operations may be adversely affected by periods of inclement weather which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the construction or expansion of our landfill sites and other facilities.

     Our commercial and industrial collection operations, and our landfills which accept construction and demolition debris, may be adversely affected by periods of economic downturn or declines in the construction industry.

WE DO NOT PRESENTLY ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK.

     We intend to retain all earnings for the foreseeable future for use in the operation and expansion of our business. In addition, our credit facility contains restrictions on our ability to declare and pay dividends. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

THE POTENTIAL SALE OF SHARES BY REPUBLIC INDUSTRIES AND OTHERS MAY DEPRESS OUR STOCK PRICE.

     If the underwriters do not exercise in full their over-allotment options, Republic Industries will hold 12,162,500 shares of Class A common stock following this offering. Until Republic Industries completes the sale of all of the shares of our common stock in the public market, the perception that substantial sales might occur could materially adversely affect the market price of our common stock. In addition, we have reserved 20.0 million shares of Class A common stock for issuance under our

1998 Stock Incentive Plan and, as of the date of this prospectus, options to purchase approximately 12.6 million shares have been granted and are outstanding under this plan. We also may issue additional shares of Class A common stock in connection with our acquisition strategy.

OUR AGREEMENTS WITH REPUBLIC INDUSTRIES MAY NOT BE AS FAVORABLE AS AGREEMENTS WITH THIRD PARTIES.

     We entered into agreements with Republic Industries while we were its wholly owned subsidiary. We cannot assure you that these agreements were made on terms as favorable as could have been obtained from parties with whom we were not related.

CONFLICTS OF INTEREST MAY ARISE FOR OUR EXECUTIVE OFFICERS AND DIRECTORS WHO ALSO SERVE OR OWN STOCK IN REPUBLIC INDUSTRIES.

     Two of our executive officers also serve as executive officers of Republic Industries. Two members of our board of directors also serve as members of Republic Industries' board of directors. Some of our executive officers and directors hold shares of Republic Industries' common stock or hold options or warrants to acquire shares of Republic Industries' common stock. As a result of these relationships, there is a potential for conflicts of interest which may arise when our directors and officers are faced with decisions that could have different implications for our company and Republic Industries. We have not established formal procedures to resolve any conflicts that arise. Consequently, we intend to resolve any conflicts on a case-by-case basis.

OUR STOCK PRICE MAY BE VOLATILE.

     The price at which the Class A common stock will trade will depend upon a number of factors, including our historical and anticipated operating results, announcements by our company or our competitors and general market and economic conditions. A few of these factors may be beyond our control. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our Class A common stock. You may not be able to resell our Class A common stock at a price equal to or higher than the public offering price.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares being offered by Republic Industries under this prospectus.

                                DIVIDEND POLICY

     We do not intend to pay cash dividends on our common stock for the foreseeable future because we intend to retain all earnings for use in the operation and expansion of our business. Furthermore, our ability to declare or pay dividends is limited by the terms of our credit facility which contains covenants that restrict the payment of cash dividends. Holders of Class A common stock and Class B common stock have identical rights to cash dividends, which, if declared, would be payable on a pro rata basis to all holders of our common stock.

                    MARKET AND MARKET PRICES OF COMMON STOCK

     The Class A common stock began trading on the New York Stock Exchange on July 1, 1998. There is no market for the Class B common stock.

     The following table sets forth the range of the high and low sales prices of the Class A common stock for the periods indicated:

1998                                                          HIGH           LOW
----                                                          ----           ----
Third Quarter...........................................      $ 27 7/16     $ 13 3/8
Fourth Quarter..........................................        24 9/16       14


1999                                                          HIGH           LOW
----                                                          ----           ----
First Quarter...........................................      $ 22 3/16     $ 14 3/8
Second Quarter (through April 5, 1999)..................        16 3/4        15 3/4



     On April 5, 1999, the last reported sales price of the Class A common stock was $16 3/16.



     There were approximately 49 record holders of the Class A common stock at April 1, 1999. On March 2, 1999, Republic Industries converted all of its shares of our Class B common stock into shares of our Class A common stock. As of the date of this prospectus, there are no record holders of our Class B common stock.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data along with our Consolidated Financial Statements and their Notes as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our selected Statement of Operations Data for the full 1994 fiscal year, and our Selected Balance Sheet Data as of December 31, 1995 and 1994 presented below are from our unaudited consolidated financial statements, which we believe reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data. See Notes 1, 3, 6 and 9 of the Notes to our Consolidated Financial Statements for a discussion of basis of presentation, business combinations, stockholders' equity and restructuring and other charges and their effect on comparability of year-to-year data.

                                                                          YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                       1998          1997          1996          1995          1994
                                                    -----------   -----------   -----------   -----------   -----------
                                                                                                            (UNAUDITED)
                                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................................   $1,369.1      $1,127.7      $  953.3      $  805.0      $  610.1
Expenses:
  Cost of operations..............................      842.7         723.0         628.3         507.1         380.8
  Depreciation, amortization and depletion........      106.3          86.1          75.3          63.0          53.2
  Selling, general and administrative.............      135.8         117.3         135.3         137.7         115.0
  Restructuring and other charges.................         --            --           8.8           3.3            --
                                                     --------      --------      --------      --------      --------
Operating income..................................      284.3         201.3         105.6          93.9          61.1
Interest expense..................................      (44.7)        (25.9)        (29.7)        (19.1)        (13.2)
Interest income...................................        1.5           4.9          11.7           4.4           1.5
Other income (expense), net.......................        (.9)          1.8           2.2           1.8          (5.5)
                                                     --------      --------      --------      --------      --------
Income from continuing operations before income
  taxes...........................................      240.2         182.1          89.8          81.0          43.9
Provision for income taxes........................       86.5          65.9          38.0          31.6          17.0
                                                     --------      --------      --------      --------      --------
Income from continuing operations.................      153.7         116.2          51.8          49.4          26.9
Loss from discontinued operations.................         --            --            --         (24.8)         (5.4)
                                                     --------      --------      --------      --------      --------
Net income........................................   $  153.7      $  116.2      $   51.8      $   24.6      $   21.5
                                                     ========      ========      ========      ========      ========
Basic and diluted earnings per share(a)...........   $   1.13      $   1.21      $    .54      $    .26      $    .22
                                                     ========      ========      ========      ========      ========
Weighted average common and common equivalent
  shares outstanding(a)...........................      135.6          95.7          95.7          95.7          95.7
                                                     ========      ========      ========      ========      ========

Pro forma basic and diluted earnings per
  share(b)........................................   $   1.01
                                                     ========
Pro forma weighted average common and common
  equivalent shares outstanding(b)................      175.4
                                                     ========

                                                                               DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                       1998          1997          1996          1995          1994
                                                    -----------   -----------   -----------   -----------   -----------
                                                                                                     (UNAUDITED)
                                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................   $  556.6      $     --      $   24.2      $   36.1      $   39.2
Total assets......................................    2,812.1       1,348.0       1,090.3         838.9         681.1
Amounts due to Republic Industries................         --         266.1         254.9         125.0          27.4
Total debt........................................    1,057.1          75.1         142.7         160.1         195.2
Total stockholders' equity........................    1,299.1         750.8         494.5         372.2         272.4

---------------

(a) Prior to our initial public offering on July 1, 1998, we had only 100 shares of common stock outstanding, all of which Republic Industries owned. Historical share and per share data have been retroactively adjusted for the recapitalization of our 100 shares of common stock into 95.7 million shares of Class B common stock in July 1998.
(b) Pro forma basic and diluted earnings per share assume the initial public offering and the repayment in full of the amounts we owed to Republic Industries occurred as of January 1, 1998.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Consolidated Financial Statements and their Notes, contained in this prospectus. All references to historical share and per share data of our common stock have been retroactively adjusted for the recapitalization of the 100 shares of our common stock into 95,688,083 shares of Class B common stock in July 1998. Republic Industries converted all of the outstanding Class B common stock into shares of Class A common stock on a one-for-one basis on March 2, 1999.

OVERVIEW

     In May 1998, Republic Industries announced its intention to separate our company from itself. As a result, we entered into certain agreements with Republic Industries providing for the separation and governing various interim and ongoing relationships between our company and Republic Industries. Republic Industries also announced its intention to distribute the remaining shares of our common stock that it owned as of the distribution date to its stockholders in 1999, subject to conditions and consents. One of the conditions of the distribution was that the IRS would provide Republic Industries with a favorable private letter ruling stating that, among other things, the distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the IRS code.

     As part of the separation, and prior to the initial public offering, we declared and paid a $2.0 billion dividend in April 1998 to Republic Industries with a series of promissory notes. In addition, we owed Republic Industries approximately $139.5 million and owed Republic Resources Company, at that time a subsidiary of ours, approximately $165.4 million, net of an approximate $90.5 million that Resources owed to our company. On June 30, 1998, we repaid $565.4 million of the promissory notes that we owed to Republic Industries with cash, assets we received from Resources and with the receivable that Resources owed to our company. In addition, we distributed all of our shares of common stock of Resources to Republic Industries. We repaid the approximately $139.5 million we owed to Republic Industries and the approximately $255.9 million we owed to Resources by issuing 16,474,417 shares of our Class A common stock to Republic Industries, and we repaid the remaining balance of the promissory notes due to Republic Industries with the net proceeds from the sale of 63,250,000 shares of Class A common stock in the initial public offering completed in July 1998, which totalled approximately $1.4 billion.

     Following the initial public offering and the repayment of amounts due to Republic Industries, Republic Industries owned approximately 63.9% of the outstanding shares of our Class A and Class B common stock representing approximately 88.7% of the combined voting power of all of the outstanding shares of the Class A and Class B common stock. Following the recapitalization of our common stock, repayment of amounts due to Republic Industries and the initial public offering, we had the following shares of common stock outstanding (in millions):

                                                              CLASS A   CLASS B   TOTAL
                                                              -------   -------   -----
Recapitalization of our common stock........................     --      95.7      95.7
Repayment of amounts due to Republic Industries.............   16.5        --      16.5
Initial public offering.....................................   63.2        --      63.2
                                                               ----      ----     -----
                                                               79.7      95.7     175.4
                                                               ====      ====     =====

     In July 1998, Republic Industries filed its request for the private letter ruling with the IRS, and continued to process the request through February 1999 with the expectation of completing the distribution in mid-1999. In March 1999, the IRS advised Republic Industries in writing that the IRS would not rule as requested. In light of the IRS action, Republic Industries converted all of its shares of Class B common stock into shares of Class A common stock, on a one-for-one basis, and exercised registration rights that it had with our company in order to be able to sell its entire interest in our company, consisting of approximately 112.2 million shares of Class A common stock, under this prospectus.

     Prior to our initial public offering, our employees received options under Republic Industries' stock option plans. As of March 2, 1999, options to purchase approximately 8.5 million shares of Republic Industries common stock were cancelled and were replaced, on a one-for-one basis, with options to purchase shares of our Class A common stock under our 1998 Stock Incentive Plan. These replacement options retained the vesting and exercise rights of the original options, subject to exercise limitations for individuals who signed stock option repricing agreements with Republic Industries. The individual replacement options are priced so that the unrealized gain or loss on each grant of Republic Industries options will generally be maintained under the replacement options. We estimate the compensation expense related to our granting of some replacement options with exercise prices below the fair market value of the common stock at the date of grant to be approximately $3.5 million, which we will record in the first quarter of 1999 as a one-time charge to earnings. As of March 30, 1999, options to purchase a total of approximately
12.6 million shares of Class A common stock, at a weighted average exercise price of $18.57 per share, were outstanding under our 1998 Stock Incentive Plan, approximately 1.8 million of which are presently exercisable.

     Prior to the initial public offering, we had been a wholly owned subsidiary of Republic Industries. As a result, Republic Industries provided us with various services including:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing and

     - tax services.

     Republic Industries also provided our company with the services of a number of its executives and employees. In consideration for these services, Republic Industries allocated to our company a portion of its overhead costs related to these services. This allocation had historically been based on the proportion of our invested capital as a percentage of the consolidated invested capital of Republic Industries and its subsidiaries, including our company. In June 1998, we entered into a services agreement with Republic Industries under which Republic Industries agreed to continue to provide various services to our company in exchange for a monthly fee of $1.25 million. This fee is subject to review and adjustment from time to time as we reduce the services we require from Republic Industries. Effective January 1, 1999, we negotiated a reduction in this fee to $0.9 million per month. Our management believes that the amounts allocated to our company and/or charged under the services agreement were no less favorable to our company than costs we would have incurred to obtain such services on our own or from unaffiliated third parties.

     The historical consolidated financial information included in this prospectus does not necessarily reflect what our financial position and results of operations would have been had we been operated as a separate, stand-alone entity during the periods presented.

OUR BUSINESS

     We are a leading provider of non-hazardous solid waste collection and disposal services in the United States. We provide solid waste collection services for commercial, industrial, municipal and residential customers through 134 collection companies in 26 states. We also own or operate 74 transfer stations and 57 solid waste landfills.

     We generate revenue primarily from our solid waste collection operations, and our remaining revenue is from landfill disposal services and other services including recycling and composting operations. Collection, transfer and disposal, recycling and other services accounted for approximately 78.7%, 10.1%, 3.1% and 8.1%, respectively, of consolidated revenue for the year ended December 31, 1998.

     Our revenue from collection operations consists of fees we receive from commercial, industrial, municipal and residential customers. In 1998, our revenue from collection services was approximately one third from services provided to commercial customers, one third from services provided to industrial customers and one third from services provided to municipal and residential customers. Our residential and commercial collection operations in some markets are based on long-term contracts with municipalities. We generally provide industrial and commercial collection operations to individual customers under contracts with terms up to three years. Our revenue from landfill operations is from disposal or tipping fees charged to third parties. In general, we integrate our recycling operations with our collection operations and obtain revenue from the sale of recyclable materials. No one customer has individually accounted for more than 10.0% of our consolidated revenue in any of the last three years.

     The cost of our collection operations is primarily variable and includes disposal, labor, fuel and equipment maintenance costs. We try to be more efficient by controlling the movement of waste streams from the point of collection through disposal. During 1998, we disposed of approximately 40% of the total volume of waste we collected at our landfills. Our landfill cost of operations includes most daily operating expenses, costs of capital for cell development, accruals for closure and post-closure costs and the legal and administrative costs of ongoing environmental compliance. We expense all indirect landfill development costs as they are incurred and we capitalize and deplete the following direct landfill development costs based on consumed airspace:

     - engineering,

     - upgrading,

     - cell construction and

     - permitting costs.

BUSINESS COMBINATIONS

     We make decisions to acquire or invest in businesses based on financial and strategic considerations.

     We have retroactively included significant businesses that we acquired and accounted for under the pooling of interests method of accounting in our consolidated financial statements as if the companies had operated as one entity since inception. We have included businesses that we acquired and accounted for under the purchase method of accounting in our consolidated financial statements from the date of acquisition.

     In September 1998, we signed an agreement with Waste Management, to acquire assets and to enter into disposal agreements at various Waste Management facilities. The assets include 16 landfills, 11 transfer stations and 136 commercial collection routes across the United States, and will be accounted for under the purchase method of accounting. By March 26, 1999, we had completed the purchase of the assets for approximately $438.0 million in cash plus properties.

     Prior to our initial public offering, Republic Industries acquired various businesses operating in the solid waste services industry using cash and shares of Republic Industries common stock. Republic Industries then contributed these businesses to our company. We have applied the same accounting method Republic Industries used in accounting for business acquisitions.

     During the year ended December 31, 1998, Republic Industries acquired various solid waste services businesses which it contributed to our company. The aggregate purchase price Republic Industries paid in transactions accounted for under the purchase method of accounting was $128.3 million, consisting of cash and approximately 3.4 million shares of Republic Industries common stock. Subsequent to our initial public offering, we acquired various solid waste businesses. The aggregate purchase price we paid in transactions accounted for under the purchase method of accounting was $450.5 million consisting of cash and certain properties. Cost in excess of fair value of net assets acquired for 1998 acquisitions totaled approximately $572.4 million. As of December 31, 1998, we had intangible assets, net of accumulated amortization, of $918.3 million, which consists primarily of the cost in excess of fair value of net assets acquired. We amortize cost in excess of the fair value of net assets acquired over forty years on a straight-line basis. As of December 31, 1998, the amortization expense associated with these intangible assets on an annualized basis is approximately $32.2 million. We believe the forty year life assigned to the cost in excess of the fair value of net assets acquired is reasonable as the businesses we acquired are generally well-established companies which have been in existence for many years and have stable, long-term customer relationships.

     During the year ended December 31, 1997, Republic Industries acquired various solid waste services businesses which it contributed to our company. The aggregate purchase price Republic Industries paid in transactions accounted for under the purchase method of accounting was $147.9 million, consisting of cash and approximately 5.7 million shares of Republic Industries common stock. Cost in excess of the fair value of net assets acquired in these acquisitions totaled $149.1 million. In addition, Republic Industries issued an aggregate of approximately 34.1 million shares of Republic Industries common stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of Republic Industries common stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 0.3 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     During the year ended December 31, 1996, Republic Industries acquired various solid waste services businesses which it contributed to our company. The aggregate purchase price Republic Industries paid in transactions accounted for under the purchase method of accounting was

$87.6 million, consisting of cash and approximately 6.6 million shares of Republic Industries common stock. Cost in excess of the fair value of net assets acquired in these acquisitions totaled $73.6 million. In addition, Republic Industries issued an aggregate of approximately 40.0 million shares of Republic Industries common stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of Republic Industries common stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 1.1 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     See Note 3, Business Combinations, of the Notes to our Consolidated Financial Statements, for further discussion of business combinations.

PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS

     Our pro forma net income was $177.6 million, or $1.01 per share, for the year ended December 31, 1998. Our pro forma operating results assume our initial public offering and the repayment in full of the amounts we owed to Republic Industries had occurred as of January 1, 1998.

     See Note 1, Basis of Presentation, of the Notes to our Consolidated Financial Statements, for further discussion of pro forma operating results.

CONSOLIDATED RESULTS OF OPERATIONS

  Years Ended December 31, 1998, 1997 and 1996

     Our net income was $153.7 million for the year ended December 31, 1998 as compared to $116.2 million in 1997 and $51.8 million in 1996. Our operating results for the year ended December 31, 1996 includes restructuring and other charges further described below.

     The following table summarizes our costs and expenses in millions of dollars and as a percentage of our revenues for 1996 through 1998:

                                         1998       %       1997       %       1996       %
                                       --------   -----   --------   -----   --------   -----
Revenue..............................  $1,369.1   100.0%  $1,127.7   100.0%  $  953.3   100.0%
Cost of operations...................     842.7    61.6      723.0    64.1      628.3    65.9
Depreciation, amortization and
  depletion..........................     106.3     7.8       86.1     7.6       75.3     7.9
Selling, general and administrative
  expenses...........................     135.8     9.9      117.3    10.4      135.3    14.2
Restructuring and other charges......        --      --         --      --        8.8      .9
                                       --------   -----   --------   -----   --------   -----
Operating income.....................  $  284.3    20.8%  $  201.3    17.9%  $  105.6    11.1%
                                       ========   =====   ========   =====   ========   =====

     Revenue. Revenue was $1,369.1 million, $1,127.7 million and $953.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increase in 1998 over 1997 of $241.4 million, or 21.4%, is a result of internal growth which accounted for 12.8% of the increase and acquisitions which accounted for 8.6% of the increase. Price and primarily volume contributed 7.0% of the internal growth increase and tuck-in acquisitions contributed 5.8% of the increase. The increase in 1997 over 1996 of $174.4 million, or 18.3%, is a result of internal growth which accounted for 10.8% of the increase and acquisitions which accounted for 7.5% of the increase. Price and primarily volume contributed 7.4% of the internal growth increase and tuck-in acquisitions contributed 3.4%.

     Cost of Operations. Cost of operations was $842.7 million, $723.0 million and $628.3 million or, as a percentage of revenue, 61.6%, 64.1% and 65.9% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in aggregate dollars are a result of the expansion of our operations through acquisitions and internal growth. The decreases in cost of operations as a percentage of revenue are primarily a result of our improved operating efficiencies.

     Depreciation, Amortization and Depletion. Depreciation, amortization and depletion expenses were $106.3 million, $86.1 million and $75.3 million or, as percentages of revenue, 7.8%, 7.6% and 7.9% for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in depreciation, amortization and depletion expenses in aggregate dollars are due primarily to our acquisitions.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $135.8 million, $117.3 million and $135.3 million or, as percentages of revenue, 9.9%, 10.4% and 14.2% for the years ended December 31, 1998, 1997 and 1996, respectively. The decreases in selling, general and administrative expenses as percentages of revenue in each of the years are primarily due to applying our existing overhead structure over an expanding revenue base. Included in selling, general and administrative expenses are Republic Industries' allocations of corporate general and administrative costs of $7.5 million, $10.2 million and $8.4 million for the years ended December 31, 1998, 1997 and 1996, respectively, and fees paid to Republic Industries under the services agreement of $7.5 million for the year ended December 31, 1998. See Note 10, Related Party Transactions, of the Notes to our Consolidated Financial Statements for further information.

     Restructuring and Other Charges. We recorded restructuring and other charges of approximately $8.8 million for the year ended December 31, 1996, which includes costs to close certain landfill operations, asset write-offs and merger expenses associated with certain business combinations accounted for under the pooling of interests method of accounting.

     Operating Income. Operating income was $284.3 million, $201.3 million and $105.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Excluding restructuring and other charges, operating income would have been $114.4 million in 1996.

     Interest Expense. We incurred interest expense on our revolving credit facility, on amounts due to Republic Industries, and on the debt we assumed in acquisitions. Interest expense was $44.7 million, $25.9 million and $29.7 million for the years ended December 31, 1998, 1997 and 1996, respectively, and includes interest expense on amounts due to Republic Industries of $37.3 million, $20.2 million and $18.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. We repaid in full the amounts due to Republic Industries in July 1998 by issuing our Class A common stock and from the net proceeds of the initial public offering. Pro forma interest expense was $7.4 million for the year ended December 31, 1998.

     Interest and Other Income. Interest and other income was $0.6 million, $6.7 million and $13.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. The variances during the periods are primarily due to fluctuations in cash balances on hand and related interest income.

     Income Taxes. Our provision for income taxes was $86.5 million, $65.9 million and $38.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. The effective income tax rate was 36.0%, 36.2% and 42.3% for the years ended December 31, 1998, 1997 and 1996, respectively. The higher 1996 effective income tax rate is primarily due to varying higher historical effective income tax rates of acquired businesses. We expect that our effective income tax rate will be approximately 38.5% in 1999.

     As of our initial public offering on July 1, 1998, we are no longer included in Republic Industries' federal tax returns.

ENVIRONMENTAL AND LANDFILL MATTERS

     We owned or operated 48 solid waste landfills with approximately 6,200 permitted acres and total available permitted disposal capacity of approximately
1.2 billion in-place cubic yards as of

December 31, 1998. As of December 31, 1998 and 1997, we had 1,230.1 million and 1,104.7 million, respectively, in-place cubic yards of available airspace at our landfills. Airspace increased during 1998 by 125.4 million cubic yards as a result of landfills we acquired and internally developed totaling 145.3 million cubic yards, offset by consumption of 19.9 million cubic yards during the year.

     We provide for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. We accrued these costs based on consumed airspace at the landfills. We estimate our future cost requirements for closure and post-closure monitoring and maintenance for our solid waste facilities based on our interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of our total estimated costs. We have engineering reviews of the future cost requirements for closure and post-closure monitoring and maintenance for our operating landfills performed on an annual basis. These reviews provide the basis upon which we estimate future costs and revise the related accruals. Changes in these estimates primarily relate to modifications in available airspace, inflation and changes in regulations, all of which we take into consideration annually. As of December 31, 1998, assuming that all available landfill capacity is used, we expect to expense approximately $370.5 million of these costs over the remaining lives of these facilities.

     As of December 31, 1998 and 1997, accrued closure and post-closure costs associated with landfills were $73.4 million and $47.3 million, respectively. The current and long-term portion of these costs reflected in our Consolidated Balance Sheets are included in other current liabilities and accrued environmental and landfill costs, respectively. The increase in such accruals resulted primarily from landfill acquisitions.

     We accrue costs related to environmental remediation activities through a charge to income in the period such liabilities become probable and can be reasonably estimated.

FINANCIAL CONDITION

     As of December 31, 1998, we had $556.6 million of unrestricted cash. We used this cash primarily to fund acquisitions in the first quarter of 1999.

     As previously discussed, on July 1, 1998, we completed our initial public offering, resulting in net proceeds of approximately $1.4 billion. In July 1998, we repaid all remaining amounts due to Republic Industries with all of the net proceeds of our initial public offering and by issuing additional shares of our Class A common stock.

     Prior to our initial public offering, we obtained working capital and capital for our general corporate purposes, including acquisitions, from Republic Industries. After the initial public offering, Republic Industries has not provided funds to finance our operations or acquisitions. We use our own operating cash flow to finance our working capital, acquisitions and other requirements. Additionally, in July 1998, we entered into a $1.0 billion unsecured revolving credit facility with a group of banks. $500.0 million of the facility has a term expiring in July 1999 and the remaining $500.0 million has a term expiring in July 2003. Borrowings under the facility bear interest at LIBOR based rates. We use proceeds from the facility to satisfy working capital requirements, capital expenditures and acquisitions. As of December 31, 1998, we had approximately $13.3 million of availability under the short term portion of the credit facility.

     We are currently evaluating debt and equity financing alternatives to replace the portion of the credit facility expiring in July 1999. At present, our management believes that it will be able to raise additional debt or equity financing to fund general corporate needs and to complete acquisitions;

however, we cannot assure you that we will be able to obtain additional financing under favorable terms.

     We believe that we have sufficient financial resources available to meet our anticipated capital requirements and obligations as they come due.

LIQUIDITY AND CAPITAL RESOURCES

     The major components of changes in cash flows for the years ended December 31, 1998, 1997 and 1996 are discussed below.

     Cash Flows from Operating Activities. Cash provided by operating activities was $271.1 million, $279.4 million and $143.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The changes in cash provided by operating activities during the periods are due to expansion of our business.

     Cash Flows from Investing Activities. Cash flows from investing activities consist primarily of cash used for business acquisitions and capital additions. Cash used in business acquisitions, net of cash acquired, was $425.2 million during the year ended December 31, 1998. Capital additions were $193.0 million, $165.3 million and $146.9 million during the years ended December 31, 1998, 1997 and 1996, respectively.

     We believe capital expenditures will increase as a result of the expansion of our business. In addition, we expect to use primarily cash for business acquisitions. We intend to finance capital expenditures and acquisitions through cash on hand, cash flow from operations, the credit facility and other financings.

     Cash Flows from Financing Activities. Cash flows from financing activities during the years ended December 31, 1998, 1997 and 1996 included commercial bank and affiliate borrowings and repayments of debt and, in 1998, proceeds from the sale of Class A common stock in the initial public offering.

     We used proceeds from bank and affiliate borrowings to fund acquisitions and capital additions, and to repay debt. We used all of the proceeds from the initial public offering to repay amounts due to Republic Industries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The table below provides information about our market sensitive financial instruments and constitutes a "forward-looking statement." Our major market risk exposure is changing interest rates in the United States and fluctuations in LIBOR. We intend to manage interest rate risk through the use of a combination of fixed and floating rate debt. All items described below are non-trading.

                                                          EXPECTED MATURITY DATE                         FAIR VALUE
                                      ---------------------------------------------------------------   DECEMBER 31,
                                       1999    2000    2001    2002     2003    THEREAFTER    TOTAL         1998
                                      ------   -----   -----   -----   ------   ----------   --------   ------------
                                                                      (IN MILLIONS)
VARIABLE RATE DEBT
Amount outstanding..................  $495.2   $ 3.4   $ 3.2   $ 3.0   $503.1     $35.9      $1,043.8     $1,043.8
Average interest rates..............   6.40%   5.06%   5.31%   5.19%    6.42%     5.21%         6.36%

SEASONALITY

     Our operations can be adversely affected by periods of inclement weather which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the construction or expansion of our landfill sites and other facilities.

YEAR 2000

     We utilize software and related technologies throughout our business that will be affected by the date change in the year 2000. We are currently addressing the impact of Y2K on our computer programs, embedded chips and third party suppliers. We have developed a dedicated Y2K project office to coordinate the compliance efforts and to monitor and report the project status throughout our company.

     We have identified four core phases in preparing for the year 2000:

        Assessment -- In the assessment phase, an inventory of software, hardware, telecommunications equipment, embedded chip technology and significant third party suppliers is performed and critical systems and vendors are identified and prioritized.

        Analysis -- In the analysis phase, each system or item assessed as critical is reviewed to determine its Y2K compliance. Key vendors are also evaluated at this time to determine their compliance status.

        Remediation -- In the remediation phase, modifications or replacements are made to critical systems and equipment to make them Y2K compliant or the systems and/or vendors are replaced with compliant systems or vendors. Decisions are also made as to whether changes are necessary or feasible for key third party suppliers.

        Testing and Validation -- In this phase, the company prepares, executes and verifies the testing of critical systems.

     We have focused on six critical systems or processes in our compliance efforts:

     (1) hauling and disposal fleet operations,

     (2) electrical systems,

     (3) telecommunications,

     (4) payroll processing,

     (5) billing systems, and

     (6) payments to critical third parties.

     We primarily use industry standard automated applications in most of our locations. We believe that the majority of these applications comply with Y2K requirements but we are currently testing compliance in coordination with our vendors. We expect to complete the testing and validation of these applications by the second quarter of 1999. Our three locations using proprietary software are currently in the remediation phase, which we expect to be completed by the end of the second quarter of 1999. We expect to complete testing and validation of the software at these locations by the third quarter of 1999.

     We are currently finalizing our assessment of embedded chips and third party suppliers. We expect to complete the inventory and assessment of this information during the second quarter of 1999. As we receive information related to these areas, we analyze the compliance of products and develop a strategy for repair or replacement of non-compliant systems through testing and validation. We expect to complete the testing and validation phases by the third quarter of 1999.

     To date, we estimate that we have spent approximately $1.2 million on Y2K efforts across all areas of our company and expect to spend a total of approximately $4.0 million when complete. We expect to fund Y2K costs through our operating cash flows. We will expense all system modification costs associated with Y2K as incurred. Our Y2K expenditures vary significantly in project phases and vary depending on remedial methods used. Our past expenditures in relation to total estimated costs should not be used as a basis for estimating our progress to completion for any element of our Y2K project.

     We presently believe that upon the remediation of our business software applications, as well as other equipment with embedded technology, the Y2K issue will not present a materially adverse risk to our future consolidated results of operations, liquidity, and capital resources. However, if we do not complete such remediation in a timely manner or if the level of timely compliance by our key suppliers or vendors is not sufficient, the Y2K issue could have a material impact on our operations, including:

     - delays in delivery of services resulting in loss of revenue,

     - increased operating costs,

     - loss of customers or suppliers, and

     - other significant disruptions in our business.

     We have initiated contingency and business continuation plans which address the six critical processes described above. We expect our contingency and business continuation plans to be implemented by the third quarter of 1999.

     The most likely reasonable worst case scenario resulting from the Y2K issue would involve the failure of one of our critical systems. In response to this scenario, contingency plans are currently being written and tested. These plans include the manual performance of processes that are currently automated, such as billing, accounts payable and payroll. We expect to complete the implementation of these contingency plans by the third quarter of 1999.

     Our company has a number of material third party relationships, the most significant of which include billing services provided by municipalities, delivery of fuel for collection vehicles and delivery of parts and supplies for collection vehicles. Surveys have been distributed to each of the material third parties identified and results are being analyzed as surveys are received. We expect to complete this task by the second quarter of 1999. In addition, employees of our company will independently verify and validate these responses by the third quarter of 1999.

     Determining the Y2K readiness of third party products including, information technology and other computerized equipment and business dependencies, including suppliers, distributors or ancillary industry groups, requires pursuit, collection and appraisal of voluntary statements made or provided by those parties, if available, together with independent factual research. Although we have taken, and will continue to take, reasonable efforts to gather information to determine and verify the readiness of such products and business dependencies, we cannot assure you that we will be able to obtain reliable information. In addition, verification methods, including testing methods, may not prove to be reliable or may not be fully implemented. Accordingly, notwithstanding our efforts, we cannot assure you that a product or a business dependency is Y2K ready.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. We adopted SOP 98-1 beginning

January 1, 1999. Adoption of this statement will not have a material impact on our consolidated financial position or results of operations.

     In April 1998, the American Institute issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. Our accounting policies conform with the requirements of SOP 98-5, therefore adoption of this statement will not impact our consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Standard No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. Standard No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Standard No. 133 cannot be applied retroactively. We will adopt Standard No. 133 beginning January 1, 2000. We do not expect the adoption of this statement to have a material impact on our consolidated financial position or results of operations.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This document contains certain statements that are "Forward Looking Statements," which include, among other things, the discussions of our growth and operating strategies, and expectations concerning market position, future operations, margins, revenue, profitability, liquidity and capital resources, as well as statements concerning the integration of the operations of acquired businesses and achievement of financial benefits and operational efficiencies in connection therewith.

     Forward Looking Statements are included in the sections entitled "Prospectus Summary," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus. Although we believe that the expectations reflected in Forward Looking Statements are reasonable, we can give no assurance that the expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions that we made or will make, or projections involving our operations, and are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could materially affect the results of our operations. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those that are disclosed in this section and under the "Risk Factors"
section included herein. We assume no duty to update the Forward Looking Statements.

                                    BUSINESS

BACKGROUND

     In July 1998, we completed our initial public offering of our Class A common stock for $1.4 billion in cash, all of the net proceeds of which we used to repay debt owed to Republic Industries. As of the date of this prospectus, Republic Industries owned approximately 63.9% of our common stock.

COMPANY OVERVIEW

     We are a leading provider of services in the domestic non-hazardous solid waste industry. We provide non-hazardous solid waste collection services for commercial, industrial, municipal and residential customers through 134 collection companies in 26 states. We also own or operate 74 transfer stations and 57 solid waste landfills.

     We had revenue of $1,369.1 million and $1,127.7 million and operating income of $284.3 million and $201.3 million for the years ended December 31, 1998 and 1997, respectively. The $241.4 million, or 21.4%, increase in revenue and the $83.0 million, or 41.2%, increase in operating income are primarily attributable to our successful execution of our growth and operating strategies described below.

     Our presence in high growth markets throughout the Sunbelt, including Florida, Georgia, Nevada, Southern California and Texas, and in other domestic markets that have experienced higher than average population growth during the past several years supports our internal growth strategy. We believe that our presence in these markets positions our company to experience growth at rates that are generally higher than the industry's overall growth rate.

     Since 1995, we have acquired numerous solid waste companies with an aggregate of over $1.4 billion in annual revenue. In September 1998, we agreed to purchase 16 landfills, 11 transfer stations, 136 commercial collection routes and related assets, from Waste Management. By March 26, 1999, we had completed the purchase for approximately $438.0 million in cash plus certain properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."

     We believe that we are well positioned to continue to increase our revenue and operating income in order to enhance stockholder value.

INDUSTRY OVERVIEW

     Based on analyst reports and industry trade publications, we believe that the United States non-hazardous solid waste services industry generated revenue of approximately $35.0 billion in 1997, of which approximately 44% was generated by publicly-owned waste companies, 23% was generated by privately-held waste companies and 33% was generated by municipal and other local governmental authorities. Only five companies generated the substantial majority of the publicly-owned companies' total revenue of approximately $15.4 billion in 1997. However, according to industry data, the domestic non-hazardous waste industry remains highly fragmented as more than 5,000 privately-held companies generated total revenue of approximately $8.0 billion.

     We believe that in recent years there has been a trend toward rapid consolidation in the solid waste collection industry, which has historically been characterized by numerous small companies. We believe that this trend will continue as a result of the following factors:

          Subtitle D Regulation. Subtitle D of the Resource Conservation and Recovery Act of 1976, as currently in effect, and similar state regulations have significantly increased the amount of capital, technical expertise, operating costs and financial assurance obligations required to own and operate a landfill and other solid waste facilities. Many of the smaller participants in our industry have found these costs difficult, if not impossible, to bear. Large publicly-owned companies, like our company, have greater access to capital, and a lower cost of capital, available to finance such increased capital expenditures and costs, relative to many of the privately-owned companies in the industry. Additionally, the required permits for landfill development, expansion or construction have become more difficult to acquire. Consequently, many smaller, independent operators have decided to either close their operations or sell them to larger operators with greater access to capital.

          Integration of Solid Waste Businesses. By being able to control the waste stream in a market through the collection, transfer and disposal process, integrated solid waste companies gain further competitive advantage over non-integrated operators. The ability of the integrated companies to both collect and dispose of solid waste, coupled with access to significant capital resources necessary for acquisitions, has created an environment in which large publicly-owned integrated companies can operate more cost effectively and competitively than non-integrated operators.

          Municipal Privatization. The trend toward consolidation in the solid waste services industry is further supported by the increasing tendency of a number of municipalities to privatize their waste disposal operations. Privatization of municipal waste operations is often an attractive alternative to funding the changes required by Subtitle D.

     These developments, as well as the fact that there are a limited number of viable exit strategies for many of the owners and principals of numerous privately-held companies in the industry, have contributed to the overall consolidation trend in the solid waste industry.

GROWTH STRATEGY

     Our growth strategy focuses on increasing revenue, gaining market share and enhancing stockholder value through internal growth and acquisitions. For certain risks related to our growth strategy, see "Risk Factors."

- INTERNAL GROWTH. Our internal growth strategy focuses on retaining existing customers and obtaining commercial, municipal and industrial customers through our well-managed sales and marketing activities.

          Long-Term Contracts. We seek to obtain long-term contracts for collecting solid waste in high-growth markets. These include exclusive franchise agreements with municipalities as well as commercial and industrial contracts. By obtaining such long-term agreements, we have the opportunity to grow our contracted revenue base at the same rate as the underlying population growth in these markets. For example, we have secured exclusive, long-term franchise agreements in high-growth markets such as Los Angeles and Orange Counties, California, Las Vegas, Nevada, Arlington, Texas and many areas of Florida. We believe that this positions our company to experience internal growth rates that are generally higher than our industry's overall growth rate. In addition, we believe that by securing a base of long-term recurring revenue in growth markets, we are better able to protect our market position from competition and our business is less susceptible to downturns in economic conditions.

          Sales and Marketing Activities. Our well-managed sales and marketing activities enable our company to capitalize on our leading positions in many of the markets in which we operate. We currently have over 350 sales and marketing employees in the field, who are incentivized by a commission structure to generate high levels of revenue. For the most part, these employees directly solicit business from existing and prospective commercial, industrial, municipal and residential customers. We emphasize our rate and cost structures when we train new and existing sales personnel.

- ACQUISITION GROWTH. As a result of the highly fragmented nature of the solid waste industry, we have been able to grow significantly through acquisitions. Our acquisition growth strategy focuses on the approximately $8.0 billion of revenue generated by over 5,000 privately-held solid waste companies in 1997. We believe that our ability to acquire many of these privately-held companies is enhanced by increasing competition in the solid waste industry, increasing capital requirements as a result of changes in solid waste regulatory requirements and the limited number of exit strategies for these privately-held companies' owners and principals. Our acquisition growth strategy focuses on:

     - acquiring businesses that position our company for growth in existing and new markets,

     - acquiring well-managed companies and retaining local management,

     - integrating business in existing markets and

     - acquiring operations and facilities from municipalities that are privatizing.

    For certain risks involved with our growth strategy, see "Risk Factors -- We may be unable to execute our acquisition growth strategy."

          Acquiring Businesses Positioning the Company for Growth. In making acquisitions, we principally target high quality businesses that will allow our company to be, or provide our company favorable prospects of becoming, a leading provider of integrated solid waste services in markets with favorable demographic growth. Generally we have acquired, and will continue to seek, solid waste collection, transfer and disposal companies that:

        - have strong operating margins,

        - are in growth markets,

        - are among the largest or have a significant presence in their local markets and

        - have long-term contracts or franchises with municipalities and other customers.

          Although we are seeking to expand our operations to selected new markets where the potential for growth and further integration of operations exists, our primary focus is on acquisition efforts in our existing markets in the Sunbelt, including Florida, Georgia, Nevada, Southern California and Texas, and in other domestic markets that have experienced higher than average population growth during the past several years. We are, however, not limited to this target criteria for acquisitions, and may also acquire additional non-hazardous solid waste operations as opportunities arise. We continuously review possible acquisition candidates and are in discussions from time to time with one or more of such candidates. In September 1998, we entered into an agreement with Waste Management to purchase 16 landfills, 11 transfer stations and 136 commercial collection routes across the United States as well as to obtain disposal agreements at various Waste Management disposal sites. With the completion of these acquisitions in March 1999, we have expanded our presence in four existing markets and have entered 16 new markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Combinations."

          Acquire Well-Managed Companies. We also seek to acquire businesses that have experienced management teams that are willing to work with our company. We generally retain the local management of the larger acquired companies in order to capitalize on their local market knowledge, community relations and name recognition, and to instill their entrepreneurial drive at all levels of our operations. By furnishing the local management of such acquired companies with our financial and marketing resources and technical expertise, we believe that the acquired companies are better able to secure additional municipal franchises and other contracts. This enables our company to grow internally acquired businesses at faster rates than the industry average.

          Integrate Business in Existing Markets. Once we have a base of operations in a particular market, we focus on acquiring trucks and routes of smaller businesses that also operate in that market and surrounding markets, which are typically referred to as "tuck-in" acquisitions. We integrate the operations of such tuck-in businesses into our existing operations in that market. In addition, we seek to acquire landfills, transfer stations, and collection companies that operate in markets that we are already servicing. By doing so, we are able to increase our revenue and market share and integrate operations and consolidate duplicative facilities and functions to maximize cost efficiencies and economies of scale.

          Privatize Municipal Operations. We also seek to acquire solid waste collection operations, transfer stations and landfills that municipalities and other governmental authorities are privatizing. Many municipalities are seeking to outsource or sell these types of solid waste operations, as they lack the capital, technical expertise and/or operational resources necessary to comply with increasingly stringent regulatory standards and/or to compete effectively with private-sector companies.

OPERATING STRATEGY

     We seek to leverage existing assets and revenue growth to increase operating margins and enhance stockholder value. Our operating strategy to accomplish this goal is to:

     (1) utilize the extensive industry knowledge and experience of our executive management,

     (2) utilize a decentralized management structure in overseeing day-to-day operations,

     (3) integrate waste operations,

     (4) improve operating margins through economies of scale, cost efficiencies and asset utilization and

     (5) achieve high levels of customer satisfaction.

     For certain risks related to our operating strategy, see "Risk Factors."

- EXPERIENCED EXECUTIVE MANAGEMENT TEAM. We believe that we have one of the most experienced executive management teams among publicly-traded companies in the solid waste industry.

       H. Wayne Huizenga, who serves as our Chairman, after several years of owning and operating private waste hauling companies in Florida, co-founded Waste Management in 1971. From 1971 to 1984, he served in various executive capacities with Waste Management, including President and

  Chief Operating Officer. By then, Waste Management had become the world's largest integrated solid waste services company. From 1987 to 1994, Mr. Huizenga served as Chairman and Chief Executive Officer of Blockbuster Entertainment Corporation, leading its growth from 19 stores to the world's largest video rental company. In August 1995, he became Chairman and Chief Executive Officer of Republic Industries.

       Harris W. Hudson, who serves as our Vice Chairman, worked closely with Mr. Huizenga, from 1964 until 1982, at Waste Management and at the private waste hauling firms they operated prior to the formation of Waste Management. In 1982, Mr. Hudson retired as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management. In 1983, Mr. Hudson founded Hudson Management Corporation, a solid waste collection company in Florida, and served as its Chairman and Chief Executive Officer until it merged with Republic Industries in August 1995. By that time, Hudson Management had grown to over $50.0 million in annual revenue, becoming one of Florida's largest privately-held solid waste collection companies based on revenue. Since August 1995, Mr. Hudson has served as an executive officer of Republic Industries, including as President and Vice Chairman.

       James E. O'Connor, who has served as our Chief Executive Officer since December 1998, also worked at Waste Management from 1972 to 1978 and from 1982 to 1998. During that time, he served in various management positions, including Senior Vice President in 1997 and 1998, and Area President of Waste Management of Florida Inc., from 1992 to 1997.

       James H. Cosman, our President and Chief Operating Officer, joined Republic Industries as President of its Solid Waste Group in January 1997. Prior to joining Republic Industries, Mr. Cosman was employed by Browning-Ferris Industries, Inc. for over 24 years. During that time, he served in various management positions, including Regional Vice
  President -- Northern Region, from 1993 to 1996.

       The other officers with responsibility for our operational affairs have an average of over 16 years of management experience in the solid waste industry.

- DECENTRALIZED MANAGEMENT STRUCTURE. We maintain a relatively small corporate headquarters staff, relying on a decentralized management structure to minimize administrative overhead costs and to manage our day-to-day operations more efficiently. Our local management has extensive industry experience in growing, operating and managing solid waste companies, and substantial experience in their local geographic markets. Our four Regional Vice Presidents have an average of 22 years of experience in the industry, and our 23 Area Presidents have an average of 20 years of experience in the industry. The Regional Vice Presidents and Area Presidents have extensive authority, responsibility and autonomy for operations within their geographic markets. Compensation for management within regions and areas is in large part based on the improvement in operating income produced in each manager's geographic area of responsibility. In addition, through long-term incentive programs, including stock options, we believe we have one of the lowest turnover levels in the industry for our local management teams. As a result of retaining experienced managers with extensive local knowledge, community relations and name recognition, we react rapidly to changes in our markets. We also seek to implement the best practices of our various regions and areas throughout our operations to improve operating margins.

- INTEGRATE OPERATIONS. By controlling waste streams from the point of collection through disposal, we seek to achieve a high rate of waste integration. Through acquisitions and other market development activities, we create market specific, integrated operations typically consisting of one or more collection companies, transfer stations and landfills. We consider acquiring companies which own or operate landfills with significant permitted disposal capacity and appropriate levels of waste volume. We also seek to acquire solid waste collection companies in markets in which we own or operate landfills. In addition, we generate internal growth in our disposal operations by constructing new landfills and expanding our existing landfills from time to time in markets in which we have significant collection operations or in markets that we determine lack sufficient disposal capacity. During the year ended December 31, 1998, we disposed of approximately 40% of the total volume of waste that we collected at our own landfills. Because we do not have landfill facilities for all markets in which we provide collection services, we believe that through landfill and transfer station acquisitions and development we have the opportunity to increase our waste internalization rate and further integrate our operations. By further integrating operations in existing markets through acquisitions and development of landfills and transfer stations, we are able to reduce our disposal costs.

- ECONOMIES OF SCALE AND COST EFFICIENCIES. To improve operating margins, our management focuses on achieving economies of scale and cost efficiencies. The consolidation of acquired businesses into existing operations reduces costs by decreasing capital and expenses used for routing, personnel, equipment and vehicle maintenance, inventories and back-office administration. Generally, we are consolidating our administrative centers to reduce our general and administrative costs. We have reduced our selling, general and administrative expenses from 14.2% of consolidated revenue in 1996 to 9.9% of consolidated revenue in 1998. In addition, our size allows our company to negotiate volume discounts for certain purchases, including waste disposal rates at landfills operated by third parties. Furthermore, we have taken steps to increase utilization of our assets. For example, to reduce the number of collection vehicles, drivers are paid incentive wages based upon the number of customers they service on each route. In addition, routes are frequently analyzed and rerouted to ensure that the highest number of customers are efficiently serviced over the fewest possible miles. By using assets more efficiently, operating expenses are lowered significantly.

- HIGH LEVELS OF CUSTOMER SATISFACTION. Our goal of maintaining high levels of customer satisfaction complements our operating strategy. Our personalized sales process of periodically contacting commercial, industrial and municipal customers is oriented towards maintaining relationships and ensuring that service is being properly provided.

OPERATIONS

     Our operations primarily consist of the collection and disposal of non-hazardous solid waste.

     Collection Services. We provide solid waste collection services to commercial, industrial, municipal and residential customers in 26 states through 134 collection companies. In 1998, the revenue we derived from collection services was approximately one third from services provided to municipal and residential customers, one third from services provided to commercial customers and one third from services provided to industrial customers.

     Our residential collection operations involve the curbside collection of refuse from small containers into collection vehicles for transport to transfer stations or directly to landfills. Residential solid waste collection services are typically performed under contracts with municipalities, which we generally secure by competitive bid and which give our company exclusive rights to service all or a portion of the homes in their respective jurisdictions. These contracts or franchises usually range in duration from one to five years, although some of our exclusive franchises are for as long as 20 years. Residential solid waste collection services may also be performed on a subscription basis, in which individual households contract directly with our company. The fees received for subscription residential collection are based primarily on market factors, frequency and type of service, the distance to the disposal facility and cost of disposal. In general, subscription residential collection fees are paid quarterly in advance by the residential customers receiving the service.

     In our commercial and industrial collection operations, we supply our customers with small waste containers or large waste containers commonly known as "roll-off" containers. We also rent compactors to large waste generators. Commercial collection services are generally performed under one-year to three-year service agreements, and fees are determined by such considerations as:

     - market factors,

     - collection frequency,

     - type of equipment furnished,

     - the type and volume or weight of the waste collected,

     - the distance to the disposal facility and

     - the cost of disposal.

     We also provide waste collection services to industrial and construction facilities on a contractual basis with terms generally ranging from a single pickup to one year and we rent waste roll-off containers to construction sites. We collect the containers or compacted waste and transport them either to a landfill, where the waste is disposed of, or to a transfer station.

     We own or operate 74 transfer stations. We deposit waste at these stations, as do other private haulers and municipal haulers for compaction and transfer to trailers for transport to landfills, incinerators, recycling facilities or other disposal sites.

     Also we currently provide recycling services in certain markets primarily to comply with local laws or obligations under our franchise agreements. These services include the curbside collection of residential recyclable waste and the provision of a variety of recycling services to commercial and industrial customers.

     Disposal Services. We own or operate 57 solid waste landfills. As of December 31, 1998, the 48 landfills we owned or operated had approximately 6,200 permitted acres and total available permitted disposal capacity of approximately
1.2 billion in-place cubic yards. The in-place capacity of our landfills is subject to change based on engineering factors, requirements of regulatory authorities and successful site expansions. Some of our landfills accept non-hazardous special waste, including utility ash, asbestos and contaminated soils. See "-- Properties."

     Most of our existing landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. We monitor the availability of permitted disposal capacity at each of our landfills and evaluate whether to pursue expansion at a given landfill based on estimated future waste volumes and prices, remaining capacity and likelihood of obtaining expansion. As of December 31, 1998, we believe that each of our landfills has adequate permitted capacity. To satisfy future disposal demand, we are currently seeking to expand permitted capacity at certain of our landfills.

     Other Services. We have materials recovery facilities and other recycling operations, which are generally required to fulfill our obligations under long-term municipal contracts for residential collection services. These facilities primarily sort recyclable paper, aluminum, glass and other materials. Most of these recyclable materials are internally collected by our residential collection operations. In some areas, we receive commercial and industrial solid waste that is sorted at our facilities into recyclable materials and non-recyclable waste. The recyclable materials are salvaged, repackaged and sold to third parties and the non-recyclable waste is disposed of at landfills or incinerators. Wherever possible, our strategy is to reduce our exposure to fluctuations in recyclable commodity prices by utilizing third party facilities, thereby minimizing our recycling investment. We use long-term contracts for the sale of recycling materials to mitigate the impact of commodity price fluctuations. We also have composting operations at which yard waste is composted, packaged and sold as mulch.

SALES AND MARKETING

     We seek to provide quality services that will enable our company to maintain high levels of customer satisfaction. We derive our business from a broad customer base which we believe will enable our company to experience stable growth. We focus our marketing efforts on continuing and expanding business with existing customers as well as attracting new customers.

     We employ more than 350 sales and marketing employees. Our sales and marketing strategy is to provide high-quality comprehensive solid waste collection, recycling, transfer and disposal services to our customers at competitive prices. We target potential customers of all sizes, from small quantity generators to large "Fortune 500" companies and municipalities.

     All our marketing activity is local in nature. We generally do not change the tradenames of the local businesses that we acquire, and therefore we do not operate nationally under any one mark or tradename. Rather, we rely on the goodwill associated with the acquired companies' local tradenames as used in each geographic market in which we operate.

CUSTOMERS

     We provide services to commercial, industrial, municipal and residential customers. No one customer has individually accounted for more than 10.0% of our consolidated revenue in any of the last three years.

REGULATION

     Our facilities and operations are subject to a variety of federal, state and local requirements which regulate health, safety, the environment, zoning and land use. Operating and other permits are generally required for landfills, certain waste collection vehicles, fuel storage tanks and other facilities that we own or operate, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern wastewater or stormwater discharges, air emissions, the treatment, storage, transportation and disposal of hazardous and non-hazardous wastes and the remediation of contamination associated with the release of hazardous substances. These regulations provide governmental authorities with strict powers of enforcement, which include the ability to obtain injunctions and/or impose fines or penalties in the case of violations, including criminal penalties. The U.S. Environmental Protection Agency and various other federal, state and local environmental, health and safety agencies and authorities, including the Occupational Safety and Health Administration of the U.S. Department of Labor administer these regulations.

     We strive to conduct our operations in compliance with applicable laws and regulations. However, in the existing climate of heightened environmental concerns, from time to time, we have been issued citations or notices from governmental authorities which have resulted in the need to expend funds for remedial work and related activities at various landfills and other facilities. We have established a reserve which we believe, based on currently available information, will be adequate to cover any potential regulatory costs. However, we cannot assure you that actual costs will not exceed our reserve.

     Federal Regulation. The following summarizes the primary environmental and safety-related federal statutes of the United States affecting our facilities and operations:

          (1) The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act. The RCRA and its implementing regulations establish a framework for regulating the handling, transportation, treatment, storage and disposal of hazardous and non-hazardous solid wastes, and require states to develop programs to ensure the safe disposal of solid wastes in sanitary landfills.

          Subtitle D of the RCRA establishes a framework for regulating the disposal of municipal solid wastes. Regulations under Subtitle D currently include minimum comprehensive solid waste management criteria and guidelines, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in the past in connection with municipal solid waste landfills. Each state was required to submit a permit program designed to implement Subtitle D regulations to the EPA by April 9, 1993. These state permit programs may include landfill requirements which are more stringent than those of Subtitle D. Some states have not yet fully implemented permit programs pursuant to the RCRA and Subtitle D. Once a state has an approved permit program it is required to review all existing landfill permits to ensure compliance with the new regulations.

          All of our planned landfill expansions or new landfill development projects have been engineered to meet or exceed Subtitle D requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations. Compliance with the Subtitle D regulations has resulted in increased costs and may in the future require substantial additional expenditures in addition to other costs normally associated with our waste management activities.

          (2) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980. CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. This Act may impose strict, joint and several liability for the costs of cleanup and for damages to natural resources upon current owners and operators of the site, parties who were owners or operators of the site at the time the hazardous substances were disposed of, parties who transported the hazardous substance to the site and parties who arranged for disposal at the site. Under the authority of this Act and its implementing regulations, detailed requirements apply to the manner and degree of investigation and remediation of facilities and sites where hazardous substances have been or are threatened to be released into the environment. Liability under this Act is not dependent upon the existence or disposal of "hazardous wastes" but can also be based upon the existence of small quantities of more than 700 "substances" characterized by the EPA as "hazardous," many of which may be found in common household waste.

          Among other things, this Act authorizes the federal government to investigate and remediate sites at which hazardous substances have been or are threatened to be released into the environment, or to order (or offer an opportunity to) persons potentially liable for the cleanup of the hazardous substances to do so. In addition, the EPA has established a National Priorities List of sites at which hazardous substances have been or are threatened to be released and which require investigation or cleanup.

          Liability under CERCLA is not dependent upon the intentional disposal of hazardous wastes. It can be founded upon the release or threatened release, even as a result of unintentional, non-negligent or lawful action, of thousands of hazardous substances, including very small quantities of such substances. Thus, even if our landfills have never knowingly received hazardous wastes as such, it is possible that one or more hazardous substances may have been deposited or "released" at our landfills or at other properties which we may have owned or operated. Therefore, we could be liable under CERCLA for the cost of cleaning up such hazardous substances at such sites and for damages to natural resources, even if those substances were deposited at our facilities before we acquired or operated them. The costs of a CERCLA cleanup can be very expensive. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on our business and financial condition. For a further discussion, see "-- Liability Insurance and Bonding."

          (3) The Federal Water Pollution Control Act of 1972. This Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites, into streams, rivers and other waters. Point source runoff from our landfills and transfer stations that is discharged into surface waters must be covered by discharge permits that generally require us to conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. Storm water discharge regulations under this Act require a permit for certain construction activities, which may affect our operations. If a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works, the facility must comply with discharge limits imposed by that treatment works. In addition, states may adopt groundwater protection programs under this Act or the Safe Drinking Water Act that could affect solid waste landfills. Furthermore, development which alters or affects "wetlands" must generally be permitted prior to such development commencing, and certain mitigation requirements may be required by the permitting agencies.

          (4) The Clean Air Act. The Clean Air Act imposes limitations on emissions from various sources, including landfills. On March 12, 1996, the EPA enacted rules that require large municipal solid waste landfills to install landfill gas monitoring systems. These regulations apply to landfills that have been operating since November 8, 1987, and that can accommodate 2.5 million cubic meters or more of municipal solid waste. The regulations apply whether the landfill is active or closed. The date by which each affected landfill must have the required gas collection and control system is dependent upon the adoption of state regulations and the date the EPA approves the state program. Many state regulatory agencies currently require monitoring systems for the collection and control of landfill gas. We do not expect that compliance with the new regulations will have a material effect on us.

          (5) The Occupational Safety and Health Act of 1970. This act authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to our facilities and operations.

     State Regulation. Each state in which we operate has its own laws and regulations governing solid waste disposal, water and air pollution and, in most cases, releases and cleanup of hazardous substances and liability for such matters. States also have adopted regulations governing the design, operation, maintenance and closure of landfills and transfer stations. Our facilities and operations are likely to be subject to these types of requirements. In addition, our solid waste collection and landfill operations may be affected by the trend in many states toward requiring the development of waste reduction and recycling programs. For example, several states have enacted laws that require counties or municipalities to adopt comprehensive plans to reduce, through waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of certain wastes, including yard waste, newspapers, beverage containers, unshredded tires, lead-acid batteries and household appliances in solid waste landfills have been promulgated in several states and are being considered in others. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also are under consideration by Congress and the EPA.

     In order to construct, expand and operate a landfill, one or more construction or operating permits, as well as zoning approvals, must be obtained. These are difficult and time-consuming to obtain, are often opposed by neighboring landowners and citizens' groups, may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with our acquisition of existing landfills, it may be necessary for our company to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.

     Many of our facilities own and operate underground storage tanks which are generally used to store petroleum-based products. These tanks are generally subject to federal, state and local laws and regulations that mandate their periodic testing, upgrading, closure and removal and that, in the event of leaks, require that polluted groundwater and soils be remediated. We believe that all our underground storage tanks currently meet federal regulations. If underground storage tanks we own or operate leak, and the leakage migrates onto the property of others, we could be liable for response costs and other damages to third parties. We do not believe that our compliance with regulations related to underground storage tanks will have a material adverse effect on our business or financial condition.

     Finally, with regard to our solid waste transportation operations, we are subject to the jurisdiction of the Interstate Commerce Commission and are regulated by the Federal Highway Administration, Office of Motor Carriers and by regulatory agencies in each state. Various states have enacted, or are considering enacting, laws and regulations that would restrict the interstate transportation and processing of solid waste. In 1978, the United States Supreme Court held similar laws and regulations unconstitutional; however, states have attempted to distinguish proposed laws and regulations from the laws and regulations involved in that ruling. In May 1994, the Supreme Court ruled that state and local flow control laws and ordinances, which attempt to restrict waste from leaving its place of generation, were an impermissible burden on interstate commerce, and therefore, were unconstitutional. In response to these Supreme Court rulings, Congress has considered passing legislation authorizing states and local governments to restrict the free movement of solid waste in interstate commerce. If federal legislation authorizing state and local governments to restrict the free movement of solid waste in interstate commerce is enacted, such legislation could adversely affect our operations.

     We have established a reserve for environmental and landfill costs, which includes landfill site closure and post-closure costs. We periodically reassess such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of Subtitle D of the RCRA and adjust our accruals accordingly. Based on current information and regulatory requirements, we believe that our reserve for such environmental expenditures is adequate. However, environmental laws may change, and there can be no assurance that our reserves will be adequate to cover requirements under existing or new environmental regulations, future changes or interpretations of existing regulations or the identification of adverse environmental conditions previously unknown to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental and Landfill Matters" and "Risk Factors -- Compliance with environmental regulation may impede our growth."

COMPETITION

     We operate in a highly competitive industry, which is changing as a result of rapid consolidation. Entry into our business and the ability to operate profitably in the industry requires substantial amounts of capital and managerial experience.

     Competition in the non-hazardous solid waste industry comes from a number of large, national publicly-owned companies, including Waste Management, Browning-Ferris and Allied Waste, numerous regional publicly- and privately-owned solid waste companies, and from thousands of small privately-owned companies in their respective markets. Some of our publicly-owned competitors also are engaging in aggressive acquisition strategies. Some of our competitors have significantly larger operations, and may have significantly greater financial resources, than we do. In addition to national and regional firms and numerous local companies, we compete with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to the availability of tax revenues and tax-exempt financing.

     We compete for collection accounts primarily on the basis of price and the quality of our services. From time to time, our competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract.

     In each market in which we own or operate a landfill, we compete for landfill business on the basis of disposal costs, geographical location and quality of operations. Our ability to obtain landfill business may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect our ability to operate our landfills at their full capacity and/or affect the prices that we can charge for landfill disposal services. In addition, most of the states in which we operate landfills have adopted plans or requirements that set goals for specified percentages of certain solid waste items to be recycled.

LIABILITY INSURANCE AND BONDING

     The nature of our business exposes our company to the risk of liabilities arising out of our operations, including possible damages to the environment. Such potential liabilities could involve, for example, claims for remediation costs, personal injury, property damage, and damage to the environment in cases where we may be held responsible for the escape of harmful materials; claims of employees, customers or third parties for personal injury or property damage occurring in the course of our operations; or claims alleging negligence or professional errors and omissions in the planning or performance of work. We could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible environmental damages, liabilities imposed in environmental litigation can be significant. The majority of our solid waste operations have third party environmental liability insurance with limits in excess of those required by permit regulations, subject to certain limitations and exclusions. However, we cannot assure you that the limits of such environmental liability insurance would be adequate in the event of a major loss, nor can we assure you that we would continue to carry environmental liability insurance should market conditions in the insurance industry make such coverage costs prohibitive.

     We have general liability, vehicle liability, workers compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. We also carry property insurance. Although we try to operate safely and prudently and while we have, subject to limitations and exclusions, substantial liability insurance, no assurance can be given that we will not be exposed to uninsured liabilities which could have a material adverse effect on our financial condition.

     In the normal course of business, we may be required to post a performance bond or a bank letter of credit in connection with municipal residential collection contracts, the operation, closure or post-closure of landfills, certain remediation contracts, certain environmental permits and certain business licenses and permits. Bonds issued by surety companies operate as a financial guarantee of our performance. To date, we have satisfied financial responsibility requirements by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds.

LEGAL PROCEEDINGS

     We are and will continue to be involved in various administrative and legal proceedings in the ordinary course of business. We can give you no assurance regarding the outcome of these proceedings or the effect their outcomes may have, or that our insurance coverages or reserves are adequate. A significant judgment against our company, the loss of significant permits or licenses, or the imposition of a significant fine could have a material adverse effect on our financial condition, results of operations and prospects.

     Except for routine litigation incidental to our business, there are no pending material legal proceedings to which we are a party or to which any of our property is subject. We believe that the outcome of the proceedings to which we are currently a party will not have a material adverse effect upon our financial condition, results of operations or prospects. However, unfavorable resolution of any proceedings could affect the consolidated results of operations or cash flows for the quarterly period in which they are resolved.

EMPLOYEES

     As of December 31, 1998, we employed approximately 10,000 full time employees, approximately 2,400 of whom were covered by collective bargaining agreements. Our management believes that we have good relations with our employees.

PROPERTIES

     Our corporate headquarters are located in Ft. Lauderdale, Florida in premises we lease from a subsidiary of Republic Industries. As of December 31, 1998, we owned approximately 4,900 collection vehicles. Some of our property and equipment are subject to liens securing payment of indebtedness. We also lease offices and equipment. We believe that all of our facilities are sufficient for our current needs. See "Intercompany Relationships and Related
Transactions -- Lease."

     The following table provides information regarding the 48 landfills that we owned or operated as of December 31, 1998.(1)

                                                                                                               UNUSED
                                                                                         TOTAL    PERMITTED   PERMITTED
              LANDFILL NAME                                LOCATION                     ACREAGE    ACREAGE     ACREAGE
              -------------                                --------                     -------   ---------   ---------
  Anderson(2)..........................  Anderson, California                            1,200        150         101
  Apex.................................  Clark County, Nevada                            2,340      1,233       1,153
  Brazoria.............................  Clute, Texas                                    1,000        246         176
  Broadhurst Landfill(3)...............  Jesup, Georgia                                    900         90          64
  C&T Regional.........................  Linn, Texas                                       200         77          19
  Capital Waste & Recycling
    Disposal...........................  Rotterdam, New York                                33          5          --
  Charter Waste........................  Abilene, Texas                                    396        300         283
  Cleveland Container..................  Shelby, North Carolina                            174         77          40
  CWI Florida..........................  Winter Haven, Florida                              80         58          14
  Dozit Landfill.......................  Morganfield, Kentucky                             232         47          33
  East Carolina Landfill...............  Aulander, North Carolina                          729        108          71
  Epperson Landfill....................  Williamstown, Kentucky                            861        100          58
  Foothills Landfill(3)................  Lenior, North Carolina                            231         78          72
  Forest Lawn..........................  Three Oaks, Michigan                              387        126          73
  Front Range..........................  Denver, Colorado                                  602        195         162
  Green Ridge..........................  Scottdale, Pennsylvania                           580         87          54
  Green Valley Landfill................  Ashland, Kentucky                                 263         37          --
  Kestral Hawk.........................  Racine, Wisconsin                                 210        125          37
  Laughlin(3)..........................  Laughlin, Nevada                                   40         40          --
  Los Mangos...........................  Alajuela, Costa Rica                               41         24           8
  Mallard Ridge........................  Delavan, Wisconsin                                659         40          14
  National Serv-All....................  Fort Wayne, Indiana                               265        204          41
  Nine Mile Road.......................  St. Augustine, Florida                            154         28           9
  North County.........................  Houston, Texas                                     46         40          20
  Northwest Tennessee..................  Union City, Tennessee                             600        120          99
  Oak Grove............................  Winder, Georgia                                   301         60          32
  Ohio County Balefill(3)..............  Beaver Dam, Kentucky                              908        179         143
  Pepperhill...........................  North Charleston, South Carolina                   37         22          13
  Pine Ridge...........................  Griffin, Georgia                                  850        101          81
  Pinellas(3)..........................  St. Petersburg, Florida                           750        478         200
  Presidio(3)..........................  Presidio, Texas                                    10         10           6
  Republic/Alpine(3)...................  Alpine, Texas                                      80         74          63
  Republic/CSC.........................  Avalon, Texas                                     298        205         133
  Republic/Imperial....................  Imperial, California                              250         73          37
  Republic/Maloy.......................  Campbell, Texas                                   388        195         130
  Safety Lights........................  Memphis, Tennessee                                 49         21           6
  San Angelo(3)........................  San Angelo, Texas                                 257        232         109
  Savannah Regional....................  Savannah, Georgia                                 132         59          52
  Southern Illinois Regional...........  DeSoto, Illinois                                  249        113          47
  Springfield Environmental............  Mt. Vernon, Indiana                                55         25          --
  Swiftcreek Landfill..................  Macon, Georgia                                    792         81          33
  Tay-Ban..............................  Birch Run, Michigan                                90         25           6
  Tri-K Landfill.......................  Stanford, Kentucky                                572         64          49
  United Refuse........................  Fort Wayne, Indiana                               305         77          16
  Upper Piedmont Environmental.........  Roxboro, North Carolina                           614         70          54
  Uwharrie Landfill(3).................  Mt. Gilead, North Carolina                        905         90          31
  Victory Environmental................  Terre Haute, Indiana                              461        260         138
  Wabash Valley........................  Wabash, Indiana                                   284         69          12
                                                                                        ------      -----       -----
  Total................................                                                 20,860      6,218       3,992
                                                                                        ======      =====       =====

---------------

(1) By March 26, 1999, we had acquired the following additional landfills from Waste Management: Chiquita Canyon, Valencia, CA; Valley View, Louisville, KY; Brent Run, Montrose, MI; Carleton Farms, Detroit, MI; Elk Run, Onaway, MI; Whitefeather, Pinconning, MI; Pine Grove, Amanda, OH; Countywide, East Sparta, OH; North WASCO, The Dalles, OR; and Modern, York, PA.
(2) We sold this landfill to Waste Management on February 1, 1999.
(3) We operate, but do not own this landfill.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
H. Wayne Huizenga....................  61    Chairman of the Board
Harris W. Hudson.....................  56    Vice Chairman, Secretary and Director
James E. O'Connor....................  49    Chief Executive Officer and Director
James H. Cosman......................  56    President and Chief Operating Officer
David A. Barclay.....................  36    Senior Vice President, General Counsel and
                                               Assistant Secretary
Steven R. Goldberg...................  48    Senior Vice President -- Corporate Development
Tod C. Holmes........................  50    Senior Vice President and Chief Financial
                                               Officer
John W. Croghan......................  68    Director
Ramon A. Rodriguez...................  54    Director
Allan C. Sorensen....................  60    Director

  Directors and Executive Officers

     H. WAYNE HUIZENGA was named Chairman of the Board in May 1998. He also served as our Chief Executive Officer from May 1998 until December 1998. Mr. Huizenga has served as the Chairman of the Board of Republic Industries since August 1995 and as Co-Chief Executive Officer of Republic Industries since October 1996. From August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of Republic Industries. Since September 1996, Mr. Huizenga has served as the Chairman of the Board of Florida Panthers Holdings, Inc., a sports, entertainment and leisure company that owns and operates the Florida Panthers professional sports franchise and several luxury resort hotels and other facilities. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company. During such period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium in South Florida, and is a director of the globe.com, an internet on-line community, and NationsRent, Inc., a national equipment rental company.

     HARRIS W. HUDSON was named Vice Chairman and Secretary and a director in May 1998. Mr. Hudson has served as a director of Republic Industries since August 1995 and as Vice Chairman of Republic Industries since October 1996. He served as Chairman of Republic Industries' Solid Waste Group from October 1996 until July 1998. From August 1995 until October 1996, Mr. Hudson served as President of Republic Industries. From 1983 until August 1995, Mr. Hudson served as Chairman of the Board, Chief Executive Officer and President of Hudson Management, a solid waste collection company that he founded, which was acquired by Republic Industries in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of

Florida, Inc., a subsidiary of Waste Management and its predecessor. Mr. Hudson also serves as a director of Florida Panthers Holdings.

     JAMES E. O'CONNOR was named Chief Executive Officer and a director in December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O'Connor served in various positions with Waste Management, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management-North America from 1991 to 1992 and Vice President -- Southeastern Region from 1987 to 1991.

     JAMES H. COSMAN was named President and Chief Operating Officer in May 1998. Mr. Cosman served as President and Chief Operating Officer of Republic Industries' Solid Waste Group from January 1997 until July 1998. From 1972 until December 1996, Mr. Cosman served in various positions with Browning-Ferris, including Regional Vice President -- Northern Region from 1993 to 1996, Regional Vice President -- Mid America Region from 1989 to 1993, Regional Vice
President -- South Central Region from 1979 to 1988 and District Manager from 1975 to 1979.

     DAVID A. BARCLAY was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and General Counsel of Republic Industries' Solid Waste Group from March 1998 until July 1998. Prior to that, from January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of Republic Industries. From June 1995 to January 1997, Mr. Barclay was Vice President, General Counsel and Secretary of Discovery Zone, Inc. Discovery Zone filed a voluntary petition under the federal bankruptcy laws in March 1996. Mr. Barclay served in various positions with Blockbuster, including Senior Corporate Counsel from 1993 to 1995 and Corporate Counsel from 1991 to 1993. Prior to joining Blockbuster, Mr. Barclay was an attorney in private practice in Miami, Florida.

     STEVEN R. GOLDBERG was named Senior Vice President -- Corporate Development in October 1998. From 1987 to 1998, Mr. Goldberg served in various positions with Ryder System, Inc., including Vice President of Corporate Development during 1998, Chief Financial Officer of Ryder Transportation Services, a division of Ryder, from 1996 to 1998, and Vice President and Treasurer from 1993 to 1996.

     TOD C. HOLMES was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President -- Finance from June 1998 until August 1998 and as Vice President of Finance of Republic Industries' Solid Waste Group from January 1998 until July 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris, including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller, Northern Region, from 1993 to 1995 and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

     JOHN W. CROGHAN was named a director in July 1998. Mr. Croghan is President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Inc. He was a founder and, through 1997, the Chairman of Lincoln Capital Management, an investment management firm. He is a director of Morgan Stanley Dean Witter & Co.'s public closed-end funds, Lindsay Manufacturing Co., and St. Paul Bancorp, Inc.

     RAMON A. RODRIGUEZ was named a director in March 1999. Mr. Rodriguez has served as President of Madsen, Sapp, Meng, Rodriguez & Co., P.A., a certified public accounting firm, since 1971.

     ALLAN C. SORENSEN was named a director in November 1998. Mr. Sorensen is also a director of Let's Talk Cellular & Wireless, Inc. and Westmark Group Holdings, Inc. He is also a co-founder and Vice Chairman of the Board of Interim Health Care, Inc., which was spun-off from Interim Services, Inc. in October 1997. Prior to that, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the Board of Directors of H&R Block, Inc. from 1979 until September 1993 when Interim Services was spun off in an initial public offering.

     There is no family relationship between any of our executive officers and directors, except that Mr. Huizenga is Mr. Hudson's brother-in-law. Our executive officers are selected by and serve at the discretion of our board of directors. Our directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

     The board of directors develops our business strategy, establishes our overall policies and standards and reviews the performance of management in executing our business strategy and implementing our policies and standards. The directors are kept informed of our operations at meetings of the board of directors and committees of the board of directors, through reports and analyses presented to the board of directors, and by discussions with management. Significant communications between the directors and management also occur apart from meetings of the board of directors and committees of the board of directors.

COMMITTEES OF THE BOARD

     The board of directors has established three committees: the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. The Executive Committee does not have the power to elect or remove executive officers, approve a merger, recommend a sale of substantially all of our assets, recommend a dissolution of our company, amend our certificate of incorporation or bylaws, declare dividends on our outstanding securities, or, except as authorized by the board of directors, issue any common stock or preferred stock. The board of directors has given the Executive Committee the authority to approve acquisitions, borrowings, guarantees and other transactions individually not involving more than $100 million in cash, securities, including common stock that we might issue, or other consideration. The Executive Committee consists of Messrs. Huizenga and Hudson.

     The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee consists of Messrs. Croghan and Sorensen.

     The Compensation Committee reviews and approves the compensation of our executive officers, including payment of salaries, bonuses and incentive compensation, determines our compensation philosophy and programs, and administers our stock option plans. The Compensation Committee consists of Messrs. Croghan and Sorensen.

EXECUTIVE COMPENSATION

  Summary Compensation Information

     The following tables set forth certain compensation information regarding our Chief Executive Officer and former Chief Executive Officer and our four most highly compensated executive officers during the year ended December 31, 1998. Compensation earned by Messrs. Hudson, Cosman, Holmes and Goldberg was paid or awarded by Republic Industries, and/or our company, through the end of 1998. All amounts paid by Republic Industries were paid on our behalf and we reimbursed Republic Industries for those amounts.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                      ANNUAL           ------------
                                                                 COMPENSATION(2)        SECURITIES
                                                              ----------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR     SALARY       BONUS      OPTIONS(1)    COMPENSATION
---------------------------                            ----   ----------   ---------   ------------   ------------
H. Wayne Huizenga....................................  1998           --          --           --             --
  (Chairman of the Board and Chief                     1997           --          --           --             --
  Executive Officer through                            1996           --          --           --             --
  December 1998)(3)

James E. O'Connor....................................  1998   $   20,731   $   8,432      250,000             --
  (Chief Executive Officer                             1997           --          --           --             --
  and Director)(4)                                     1996           --          --           --             --

Harris W. Hudson.....................................  1998      398,461     200,000           --             --
  (Vice Chairman and Secretary)                        1997      395,769     100,000           --             --
                                                       1996      286,501          --           --             --

James H. Cosman......................................  1998      340,961      87,500           --             --
  (President and Chief                                 1997      300,000      75,000           --       $ 33,775(6)
  Operating Officer)(5)                                1996           --          --           --             --

Tod C. Holmes........................................  1998      187,692      50,000           --         46,342(8)
  (Senior Vice President and                           1997           --          --           --             --
  Chief Financial Officer)(7)                          1996           --          --           --             --

Steven R. Goldberg...................................  1998       58,173      35,000      110,000        105,000(10)
  (Senior Vice President --                            1997           --          --           --             --
  Corporate Development)(9)                            1996           --          --           --             --

---------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.
(2) The aggregate total value of perquisites, other personal benefits, securities or property or other annual compensation did not equal $50,000 or ten percent of the annual salary and bonus for any person named in this chart during 1996, 1997 or 1998 and has not been included in this table.
(3)  We did not pay Mr. Huizenga any cash salary or bonus.
(4)  Mr. O'Connor became an employee in December 1998.
(5)  Mr. Cosman joined Republic Industries in January 1997.
(6)  Consists of certain relocation expenses for Mr. Cosman.
(7)  Mr. Holmes joined Republic Industries in January 1998.
(8)  Consists of certain relocation expenses for Mr. Holmes.
(9)  Mr. Goldberg became an employee in October 1998.
(10) Consists of an initial signing bonus received by Mr. Goldberg that is not part of a recurring arrangement.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                             INDIVIDUAL GRANTS
                                             --------------------------------------------------     POTENTIAL REALIZABLE
                                                            PERCENT                                   VALUE AT ASSUMED
                                             NUMBER OF      OF TOTAL                                ANNUAL RATES OF STOCK
                                             SECURITIES     OPTIONS                                  PRICE APPRECIATION
                                             UNDERLYING    GRANTED TO                                  FOR OPTION TERM
                                              OPTIONS     EMPLOYEES IN   EXERCISE    EXPIRATION   -------------------------
NAME                                         GRANTED(1)   FISCAL YEAR     PRICE         DATE          5%            10%
----                                         ----------   ------------   --------    ----------   -----------   -----------
H. Wayne Huizenga..........................        --          --              --       --                 --            --
James E. O'Connor..........................   250,000          53%       $18.0625     12/6/08     $ 2,839,852   $ 7,196,743
James H. Cosman............................        --          --              --       --                 --            --
Harris W. Hudson...........................        --          --              --       --                 --            --
Tod C. Holmes..............................        --          --              --       --                 --            --
Steven R. Goldberg.........................   110,000          23%          14.50     10/8/08         879,369     2,165,927

---------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.

                             YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT               IN-THE-MONEY OPTIONS
                                                        DECEMBER 31, 1998(1)          DECEMBER 31, 1998(1)
                                                     ---------------------------   ---------------------------
NAME                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                 -----------   -------------   -----------   -------------
H. Wayne Huizenga..................................          --             --             --            --
James E. O'Connor..................................      62,500        187,500     $   23,437      $ 70,312
Harris W. Hudson...................................          --             --             --            --
James H. Cosman....................................          --             --             --            --
Tod C. Holmes......................................          --             --             --            --
Steven R. Goldberg.................................          --        110,000             --       433,125

---------------

(1) Messrs. O'Connor and Goldberg were the only people named in this chart who received options to purchase shares of our common stock in 1998.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     Messrs. Croghan and Sorensen served as members of the Compensation Committee in 1998. No member of the Compensation Committee was an officer or employee of our company or Republic Industries during the prior year or was formerly an officer of our company or Republic Industries. During the fiscal year ended December 31, 1998, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our board of directors or on our Compensation Committee.

COMPENSATION OF DIRECTORS

     Commencing in January 1999, we pay each of our non-employee directors $25,000 per year, and $1,000 for each board or committee meeting they attend in person. Under our 1998 Stock Incentive Plan, we grant options to purchase shares of Class A common stock to our non-employee directors. As of March 30, 1999, 170,000 options have been granted to our non-employee directors. Other than as provided in our Stock Incentive Plan and the reimbursement of reasonable expenses incurred for attending board of directors and committee meetings, we have not adopted any other policies on directors' compensation and benefits. See "-- Stock Incentive Plan."

EMPLOYMENT AGREEMENTS

     We entered into a three year employment agreement with James E. O'Connor who is our Chief Executive Officer, effective as of December 7, 1998. The employment agreement provides that our board of directors will appoint Mr. O'Connor to the board and that Mr. O'Connor will be nominated for election to our board of directors at each annual meeting of our stockholders during the term of the agreement. The employment agreement provides that Mr. O'Connor will receive an annual base salary of $385,000. In addition, Mr. O'Connor will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. Pursuant to his employment agreement, Mr. O'Connor also received options to purchase up to 250,000 shares of our Class A common stock, of which 62,500 shares were fully vested and could be purchased immediately. The remaining shares shall vest and be eligible for purchase in equal amounts of 46,875 shares each year on the first four anniversary dates of the grant. If Mr. O'Connor is terminated "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. O'Connor will continue to receive his salary and health benefits for a period ending on the later of the first anniversary date of the termination or the end of his employment period. Mr. O'Connor is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

     We also entered into a three year employment agreement with Mr. Cosman, our President and Chief Operating Officer, effective as of January 11, 1999. The employment agreement provides that Mr. Cosman will receive an annual base salary of $400,000. In addition, Mr. Cosman will be eligible for an annual bonus of up to 30% of his base salary, based on the achievement of certain corporate goals and objectives. If Mr. Cosman is terminated "without cause" or if he elects to terminate his employment for "good reason," in each case as defined in his employment agreement, Mr. Cosman shall be entitled to continue to receive his salary and health benefits for a period ending on the later of the first anniversary date of the termination or the end of his employment period. Mr. Cosman is also subject to confidentiality obligations as well as to non-compete and non-solicitation covenants for a three year period following the termination of his employment period.

SEVERANCE AGREEMENTS

     Mr. Holmes entered into a severance agreement with Republic Industries when hired by Republic Industries. Mr. Holmes' severance agreement provides that if his employment with Republic Industries is terminated without cause during the first 24 months of his employment, then Mr. Holmes is entitled to continue to receive severance pay equal to his base monthly salary for a period equal to the greater of the balance of such 24-month period or 12 months. Mr. Holmes' severance agreement also provides that if his employment with Republic Industries is terminated without cause after the first 24 months of his employment, Mr. Holmes is entitled to continue to receive his base monthly salary for a period of 12 months. All options granted under Republic Industries' stock option plans would continue to vest throughout the severance period. We assumed Republic Industries' severance obligations under Mr. Holmes' agreement prior to the closing of our initial public offering. Mr. Holmes will not be entitled to any severance payments as a result of our separation from Republic Industries or this offering.

     Mr. Goldberg entered into a severance agreement with us which provides that if his employment is terminated without cause in the first 24 months of his employment, then Mr. Goldberg is entitled to continue to receive severance pay equal to his base monthly salary for a period of 18 months as well as a prorated portion of his annual incentive bonus. All options granted under our 1998 Stock Incentive Plan would continue to vest throughout the severance period.

STOCK INCENTIVE PLAN

     In July 1998, we adopted our 1998 Stock Incentive Plan to provide for the grant of options to purchase shares of Class A common stock, stock appreciation rights and stock grants to employees, non-employee directors and independent contractors who are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to employees and independent contractors at the discretion of our board of directors. Additionally, the Stock Incentive Plan provides for an automatic grant of an option to purchase 50,000 shares of Class A common stock to each member of the board of directors who joins the board of directors as a non-employee director, and an additional automatic grant of an option to purchase 10,000 shares of common stock at the beginning of each fiscal year thereafter to each non-employee director continuing to serve on the board of directors at such date. We have reserved 20.0 million shares of Class A common stock for issuance as a result of options granted under the Stock Incentive Plan. On March 2, 1999, we issued approximately 8.5 million options to employees under our 1998 Stock Incentive Plan to replace options our employees held under Republic Industries' stock option plans. As of March 30, 1999, options to purchase approximately 12.6 million shares of Class A common stock were outstanding under our 1998 Stock Incentive Plan, approximately 1.8 million of which are presently exercisable.

401(K) PLAN

     Our board of directors is planning to adopt a 401(k) Savings and Retirement Plan that is intended to qualify for preferential tax treatment under section 401(a) of the Internal Revenue Code. Although we have not yet adopted the specific terms of this plan, we intend that most of our employees will be eligible to participate in this plan when it is adopted.

             SECURITY OWNERSHIP OF SELLING STOCKHOLDER, BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table provides information as of March 30, 1999 regarding the beneficial ownership of shares of Class A common stock by (1) each of our stockholders whom we know to be a beneficial owner of more than 5% of shares of Class A common stock outstanding, (2) each of our directors, (3) our Chief Executive Officer, our former Chief Executive Officer and each of our four other most highly compensated officers, and (4) all of our current directors and executive officers as a group. Share amounts and percentages shown for each individual, entity or group in the table are adjusted to give effect to shares of common stock that are not outstanding but may be acquired by the individual, entity or group upon exercise of any options exercisable within 60 days of March 30, 1999. However, these shares of Class A common stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except for Republic Industries, we are not aware of any individual, entity or group that beneficially owns more than 5% of the outstanding shares of our common stock. The information below for shares beneficially owned after the offering assumes that the underwriters' options to cover over-allotments are not exercised and that none of our directors and executive officers purchases any shares in the offering or otherwise.

                                            SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                   OWNED                                  OWNED
                                           PRIOR TO THE OFFERING      SHARES       AFTER THE OFFERING
                 NAME OF                   ---------------------      BEING       ---------------------
            BENEFICIAL OWNER                 NUMBER      PERCENT     OFFERED        NUMBER      PERCENT
            ----------------               -----------   -------   ------------   -----------   -------
Republic Industries, Inc.................  112,162,500     63.9%   100,000,000     12,162,500      6.9%
H. Wayne Huizenga........................           --        *             --             --        *
James E. O'Connor........................       64,700        *             --         64,700        *
Harris W. Hudson.........................           --        *             --              *
John W. Croghan..........................      110,000        *             --        110,000        *
Ramon A. Rodriguez.......................       50,000        *             --         50,000        *
Allan C. Sorensen........................       60,000        *             --         60,000        *
James H. Cosman..........................       16,000        *             --         16,000        *
Tod C. Holmes............................        5,000        *             --          5,000        *
Steven R. Goldberg.......................           --        *             --             --        *
All Directors and Executive Officers as a
  group (10 persons).....................      305,700        *             --        305,700        *

---------------

 *  Less than 1 percent

     The address of Republic Industries, Inc. is 110 S.E. Sixth Street, Fort Lauderdale, FL 33301.

     If the underwriters exercise their over-allotment options in full, then Republic Industries will sell 112,162,500 shares of our Class A common stock in this offering and will own no shares of our common stock after the offering.

     On March 2, 1999, Republic Industries converted 95,688,083 shares of Class B common stock into 95,688,083 shares of Class A common stock, which are included in the total of 112,162,500 shares of Class A common stock listed above.

     The aggregate amount of Class A common stock beneficially owned by Mr. O'Connor consists of 2,200 shares owned directly by him and vested options to purchase 62,500 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Croghan consists of 50,000 shares owned directly by him and vested options to purchase 60,000 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 50,000 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 60,000 shares.

     The aggregate amount of Class A common stock beneficially owned by Mr. Cosman consists of 16,000 shares owned by Mr. Cosman and his wife as joint tenants.

     The aggregate amount of Class A common stock beneficially owned by all directors and executive officers as a group consists of (a) 73,200 shares and
(b) vested options to purchase 232,500 shares. The table above does not include a total of 136,809 options issued by our company to some officers replacing options to purchase shares of Republic Industries common stock which, although vested, may not be exercised until after January 2, 2000 under the terms of a repricing agreement between the officers and Republic Industries.

              INTERCOMPANY RELATIONSHIPS AND RELATED TRANSACTIONS

     The following includes brief summaries of the Separation and Distribution Agreement, the Services Agreement, the Tax Indemnification and Allocation Agreement, and the Employee Benefits Agreement between our company and Republic Industries. The summaries of these agreements are qualified in their entirety by the actual agreements, copies of which are incorporated herein by reference as exhibits.

HISTORICAL INTERCOMPANY RELATIONSHIPS

     Prior to our initial public offering, we had been a wholly owned subsidiary of Republic Industries. As a result, Republic Industries provided our company with various services, including:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing, and

     - tax services.

     Republic Industries also provided our company with the services of a number of its executives and employees. In consideration for these services, Republic Industries allocated to our company a portion of its overhead costs related to such services. Our management believes that the amounts allocated to our company were no less favorable to our company than the expenses we would have incurred to obtain such services on our own or from unaffiliated third parties.

     From time to time, Republic Industries guaranteed some of our obligations. These guarantees remain in place and may be called upon should there be a default under these obligations. In that event, we would be obligated to reimburse Republic Industries for all liabilities Republic Industries incurred as a result of the obligations. After we are no longer a subsidiary of Republic Industries, we will be required to cause all such guarantees by Republic Industries to be released by the creditors and other parties holding such guarantees.

DIVIDEND AND INTERCOMPANY DEBT REPAYMENTS

     As part of our separation from Republic Industries, and prior to our initial public offering, our company declared and paid a $2.0 billion dividend in April 1998 to Republic Industries in the form of promissory notes. In addition, we owed Republic Industries approximately $139.5 million and owed Resources, at that time one of our subsidiaries, approximately $165.4 million, net of an approximate $90.5 million Resources owed to our company. On June 30, 1998, we repaid $565.4 million of the promissory notes that we issued to Republic Industries with cash, assets that we received from Resources and with the receivable Resources owed to our company. In addition, we distributed all of our shares of common stock of Resources to Republic Industries. We also repaid the amounts we owed to Republic Industries and Resources by issuing 16,474,417 shares of Class A common stock to

Republic Industries and we repaid the remaining balance of the promissory notes that we had issued to Republic Industries with the net proceeds from the sale of 63,250,000 shares of Class A common stock in our initial public offering, which totalled approximately $1.4 billion.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement that we entered into with Republic Industries in June 1998 provided for the principal corporate transactions required to effect our separation from Republic Industries, for the distribution by Republic Industries of our common stock that it owns to its stockholders, and for other arrangements governing the future relationship between our company and Republic Industries.

     The Separation. Under the Separation and Distribution Agreement that we entered into with Republic Industries and prior to our initial public offering,
(1) we distributed to Republic Industries all of the common stock of Resources, whose assets and liabilities related to Republic Industries' automotive retail businesses, and (2) we reorganized internally within our consolidated group of subsidiaries certain subsidiaries engaged in the solid waste services business, that we owned directly, or indirectly. Our financial statements exclude the accounts of Resources.

     The Initial Public Offering. Under the Separation and Distribution Agreement, in July 1998, we sold 63,250,000 shares of our Class A common stock in our initial public offering, resulting in net proceeds of approximately $1.4 billion. We used all the net proceeds, and issued an additional 16,474,417 shares of our Class A common stock, to repay in full all amounts that we owed to Republic Industries. As of the date of this prospectus, Republic Industries owns approximately 63.9% of the outstanding shares of our common stock.

     The Distribution. Under the Separation and Distribution Agreement, the distribution of our common stock that Republic Industries owns to its stockholders is subject to the satisfaction or waiver by the Republic Industries' board of directors, in its sole discretion, of several conditions, including the receipt of a favorable private letter ruling from the IRS. In March 1999, the IRS advised Republic Industries in writing that the IRS will not rule as requested. As a result, with our consent, Republic Industries has decided to sell all of its shares of our common stock that it owns under this prospectus.

     Registration Rights. The Separation and Distribution Agreement provides that Republic Industries and any of Republic Industries' wholly owned subsidiaries that own our common stock will have the right in certain circumstances to require our company to use our best efforts to register for resale shares of our common stock held by Republic Industries, under the Securities Act, and applicable state securities laws, subject to conditions, limitations and exceptions. We also agreed with Republic Industries that if we file a registration statement for the sale of securities under the Securities Act, then Republic Industries and its subsidiaries may, subject to conditions, limitations and exceptions, include in the registration statement shares of common stock held by Republic Industries and its subsidiaries. Republic Industries has agreed to pay all of the offering expenses related to the registration statement that we file at the request of Republic Industries, provided that if we register any new shares of our common stock in the registration statement that we prepare at Republic Industries' request, then we will pay our pro rata portion of the offering expenses. We have agreed to pay offering expenses related to the registration statement that we file on our own behalf; however, Republic Industries will pay its pro rata portion of the offering expenses if any shares of our common stock held by Republic Industries and its subsidiaries are included in that registration statement. As a result of the IRS decision not to rule on Republic Industries' request for a private letter ruling as requested, Republic Industries has determined that it is in its stockholders' best interest to sell its entire interest in our company to the public. Accordingly, in March 1999, Republic Industries exercised its right under the Separation and Distribution Agreement that we register all of the common stock owned by Republic Industries, resulting in the offering under this prospectus.

     Releases and Indemnification. The Separation and Distribution Agreement provides for a full and complete release and discharge as of the time we made our initial public offering of all liabilities, including any contractual agreements or arrangements existing or alleged to exist, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before our initial public offering, between our company and Republic Industries, including in connection with the transactions and all other activities to implement our spinoff from Republic Industries, our initial public offering and the proposed distribution of our common stock to Republic Industries stockholders, except as otherwise expressly stated in the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, we have agreed to indemnify, defend and hold harmless Republic Industries and each of Republic Industries' directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) our or any other person's failure to pay, perform or otherwise promptly discharge any of our liabilities under the Separation and Distribution Agreement, and (2) any breach by our company of the Separation and Distribution Agreement or any of the ancillary agreements entered into by the parties, related to the Separation and Distribution Agreement.

     Except as provided in the Separation and Distribution Agreement, Republic Industries has agreed to defend and hold us harmless and to indemnify our company and each of our directors, officers and employees from and against all liabilities relating to, arising out of or resulting from (1) the failure of Republic Industries or any other person to pay, perform or otherwise promptly discharge any liabilities of Republic Industries other than our liabilities, (2) any breach by Republic Industries of the Separation and Distribution Agreement or any of the other agreements that we entered into related to the Separation and Distribution Agreement and (3) any untrue statement of a material fact or omission to state a material fact, or alleged untrue statements or omissions, with respect to information relating to Republic Industries contained in the registration statement for our Class A common stock that was issued in our initial public offering or any registration statement that we file on behalf of Republic Industries or on our own behalf.

     The Separation and Distribution Agreement also specifies certain procedures regarding claims subject to indemnification and related matters.

     Contingent Liabilities and Contingent Gains. The Separation and Distribution Agreement provides for indemnification by our company and Republic Industries regarding contingent liabilities primarily relating to our respective businesses or otherwise assigned to our company.

     The Separation and Distribution Agreement provides for the establishment of a Contingent Claims Committee comprised of one representative designated from time to time by each of Republic Industries and ourselves that will establish procedures for resolving disagreements among our company and Republic Industries as to contingent gains and contingent liabilities.

     The Separation and Distribution Agreement provides for the sharing of shared contingent liabilities, which means:

     - any contingent liabilities that are not exclusive contingent liabilities of Republic Industries or exclusive contingent liabilities of ours and

     - specifically identified liabilities.

     The parties have agreed to allocate responsibility for shared contingent liabilities based upon the respective market capitalizations of each party at the time of our initial public offering or on other methodology to be established by a committee that Republic Industries and we will establish for the purpose. Republic Industries will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and the costs and expenses of the claim will be included in the amount to be shared by Republic Industries and our company.

     The Separation and Distribution Agreement provides that the parties will each have the exclusive right to any benefit received with respect to any contingent gain that primarily relates to the business of that party, or that is expressly assigned to that party. Each party will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to a contingent gain that primarily relates to its respective business. We have agreed with Republic Industries to share any benefit that may be received from any contingent gain based upon market capitalizations of each party as of the date we completed our initial public offering or another methodology that a committee that the parties appoint may determine. We have agreed that Republic Industries will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any contingent gain. Under the Separation and Distribution Agreement we have agreed that Republic Industries may decide not to pursue any contingent gain for any reason whatsoever, including a different assessment of the merits of any action, claim or right or any business reasons that are in the best interests of Republic Industries, without regard to our best interests, and that Republic Industries will have no liability to us as a result of that determination.

     Certain Business Transactions. Under the terms of the Separation and Distribution Agreement, Republic Industries has agreed that, for a period of five years after we are no longer a subsidiary of Republic Industries, Republic Industries will not directly or indirectly compete with us in the solid waste services industry anywhere in North America, and we have agreed that, for a period of five years after that time, we will not directly or indirectly compete with Republic Industries in the automotive retail or vehicle rental industries anywhere in North America. The Separation and Distribution Agreement also provides for the allocation of corporate opportunities prior to the time we separate from Republic Industries. During this period, neither party will have any duty to communicate or offer opportunities to the other and, subject to the non-competition covenants, may pursue or acquire any opportunity for itself or direct the opportunity to another. However, (1) if the opportunity relates primarily to the business of the other party, the party that has the opportunity will generally be required to let the other party know about it and (2) if the opportunity relates to both of our businesses, the party that learns about the opportunity shall use its reasonable best efforts to let the other party know about it.

     Insurance. Under the Separation and Distribution Agreement, Republic Industries agreed to permit our company to continue to participate in certain of its insurance policies and to provide claims adjustment services for automobile liability and general liability claims. We have paid Republic Industries a monthly fee of $43,000 for insurance costs plus an amount equal to five percent of incurred losses for claims adjustment services. We are securing insurance policies independent of Republic Industries. We have agreed with Republic Industries to cooperate in good faith to provide for an orderly transition of insurance coverage. However, Republic Industries will not be liable to our company in the event any of these policies are terminated or prove to be inadequate. See "Business -- Liability and Insurance Bonding."

     Expenses. Except as set forth in an ancillary agreement, the Separation and Distribution Agreement treats specific third-party fees, costs and expenses paid or incurred in anticipation of the distribution of our shares to Republic Industries' stockholders in the same manner as we will treat the expenses that are incurred for the contingent liabilities, and all other fees, costs and expenses in connection with the distribution will be paid by Republic Industries.

     Termination. The Separation and Distribution Agreement provides that it may be terminated at any time prior to the time our shares are distributed to Republic Industries' stockholders, if Republic Industries and our company both agree. In the event of any such termination, only the provisions of the Separation and Distribution Agreement that obligate each party to pursue the distribution terminate and the other provisions of the Separation and Distribution Agreement and other related agreements will remain in full force and effect.

SERVICES AGREEMENT

     Republic Industries and our company have entered into the Services Agreement under which Republic Industries provides our company with:

     - accounting,

     - auditing,

     - cash management,

     - corporate communications,

     - corporate development,

     - financial and treasury,

     - human resources and benefit plan administration,

     - insurance and risk management,

     - legal,

     - purchasing and

     - tax services.

     In exchange for providing these services, we paid Republic Industries a fee of $1.25 million per month, subject to review and adjustment based upon a reduction in the amount of services Republic Industries provided. Effective January 1, 1999, the fee was reduced to $0.9 million per month. The fee is payable 15 days after the close of each month and our management thinks that the fee is no less favorable than if we were to provide these services ourselves or if we had obtained them from unaffiliated third parties.

     The Services Agreement has been amended to provide for an initial term expiring June 30, 1999, with an option to extend the term until December 31, 1999. After that, we have an additional option to extend the term for another year. At any time, we can terminate the agreement upon thirty days' written notice.

     Any services that Republic Industries provides our company beyond the services to be provided under the terms of the Services Agreement, that Republic Industries determines are not covered by the fees provided for under the terms of the Services Agreement, will be billed to our company as described in the Services Agreement, or on such other basis as Republic Industries and we may agree. The price payable by our company for these non-covered services will be established on a negotiated basis which is no less favorable than the charges for comparable services from unaffiliated third parties.

TAX INDEMNIFICATION AND ALLOCATION AGREEMENT

     We have entered into a Tax Indemnification and Allocation Agreement with Republic Industries that provides that Republic Industries will indemnify us for income taxes that we might incur if the internal restructuring transactions that we entered into in June 1998 in connection with our initial public offering fail to qualify as tax-free spin-offs.

     In addition to the foregoing indemnities, the Tax Indemnification and Allocation Agreement provides for four things:

     (1) the allocation and payment of taxes for periods during which we and Republic Industries are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes,

     (2) the allocation of responsibility for the filing of tax returns,

     (3) the conduct of tax audits and the handling of tax controversies, and

     (4) various related matters.

     For periods during which Republic Industries includes our company in its consolidated federal income tax returns or state consolidated, combined, or unitary tax returns, which will include the periods on or before we became a public company, we will be required to pay an amount of income tax equal to the consolidated tax liability attributable to our operations. We will be responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis. In the future we will also be responsible for any increases to the consolidated tax liability of Republic Industries and our company that is attributable to our company, and we will be entitled to refunds for reductions of tax liabilities attributable to our company for prior periods.

     We and our subsidiaries were included in Republic Industries' consolidated group for federal income tax purposes for periods during which Republic Industries beneficially owned at least 80% of the total voting power and value of our outstanding common stock. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. We and our subsidiaries stopped being members of Republic Industries' consolidated group after we became a public company. While the Tax Indemnification and Allocation Agreement allocates tax liabilities between Republic Industries and our company during the periods when we were in included in Republic Industries' consolidated group, we could be liable in the event federal tax liability allocated to Republic Industries is incurred, but not paid, by Republic Industries or any other member of Republic Industries' consolidated group for Republic Industries' tax years before we were a public company. If this were to happen, we could seek indemnification from Republic Industries under the Tax Indemnification and Allocation Agreement.

EMPLOYEE BENEFITS AGREEMENT

     We entered into an Employee Benefits Agreement with Republic Industries. Under this Agreement, we have assumed and agreed to pay, perform, fulfill and discharge all liabilities to, or relating to, former employees of Republic Industries or its affiliates whom we will employ as of the date we are no longer affiliated with Republic Industries and certain former employees of Republic Industries or its affiliates, including retirees, who were employed by or provided services primarily for our solid waste business. Until the date we are no longer affiliated with Republic Industries, these employees and former employees will continue to participate in Republic Industries' employee benefit plans, although we are responsible for our allocable share of the costs of such plans. After we become independent from Republic Industries we will establish our own employee benefit plans, which generally will be similar to Republic Industries' plans in effect at that time. The Employee Benefits Agreement that we are describing does not preclude our company from discontinuing or changing such plans at any time thereafter, with a few exceptions. Our plans generally will assume all liabilities under Republic Industries' plans to employees and former employees that are assigned to us, and any assets funding these liabilities will be transferred from funding vehicles associated with Republic Industries' plans to the corresponding funding vehicles associated with our plans.

REPLACEMENT OPTIONS

     Prior to the initial public offering, employees of our company were granted stock options under Republic Industries' stock option plans. As of March 2, 1999, the approximately 8.5 million Republic Industries options held by our employees were canceled, and our company's Compensation Committee granted replacement options on a one-for-one basis. The replacement options retained the vesting and exercise rights of the original options, subject to exercise limitations for individuals who signed stock option repricing agreements with Republic Industries. The exercise price for individual replacement options are priced so that the potential gain or loss on each grant of Republic Industries stock options shall generally be maintained under the replacement options. We estimate the compensation expense related to our granting of replacement options at favorable exercise prices to be approximately $3.5 million, which we will record in the first quarter of 1999.

LEASE

     On July 1, 1998 we signed a lease with Alamo Rent-A-Car, Inc., a subsidiary of Republic Industries for approximately 10,555 square feet of office space at Republic Industries' corporate headquarters in Fort Lauderdale, Florida. The annual lease rate is $220,320 ($20.40 per square foot), and we pay for certain common area maintenance charges. Effective January 1, 1999, we amended the lease to increase the space we are renting to approximately 14,443 square feet at an annual rate of $294,637 ($20.40 per square foot). The lease has an initial term of one year, and we can terminate it on 90 days' prior written notice. It is automatically renewable by us for an additional one year term. The rent includes utilities, security, parking, building maintenance and cleaning services. We believe that the lease is on terms no less favorable than could be obtained from persons unrelated to our company.

OTHER RELATIONSHIPS WITH REPUBLIC INDUSTRIES

     Republic Industries currently owns 112,162,500 shares of our common stock, which constitutes approximately 63.9% of the outstanding shares of our common stock.

     Mr. Huizenga, our Chairman, also is the Chairman and Co-Chief Executive Officer of Republic Industries. Mr. Hudson, our Vice Chairman, also is the Vice Chairman of Republic Industries.

     During 1998, we collected solid waste from, and leased roll-off containers to, certain automotive retail and vehicle rental subsidiaries of Republic Industries and other properties. We provided all of these services at standard rates. We continue to provide these services to Republic Industries on the same terms. During 1998, we rented vehicles from Republic Industries' Alamo Rent-A-Car and National Car Rental System subsidiaries, under standard form vehicle rental agreements under which we were charged standard rates. We still, at times, rent vehicles from Republic Industries on the same terms. In November 1998, we purchased a corporate aircraft from Republic Industries for

$11 million. We believe these transactions were on terms as favorable as we would have obtained from an unrelated third party.

OTHER TRANSACTIONS WITH RELATED PARTIES

     The following is a summary of other agreements and transactions that we are involved in with related parties. It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on our experience, it is our belief that all of these transactions met that standard at the time such transactions were effected.

     Pro Player Stadium is a professional sports stadium in South Florida that is owned and controlled by Mr. Huizenga. One of our subsidiaries collected solid waste from, and leased roll-off waste containers to, Pro Player Stadium pursuant to standard agreements under which Pro Player Stadium paid an aggregate of approximately $219,000 in 1998. We continue to provide these services on the same terms. In September 1998, one of our subsidiaries began collecting solid waste from the National Car Rental Center, an arena in Broward County, Florida which is operated by a subsidiary of Florida Panthers Holdings, Inc. Mr. Huizenga is the Chairman, and Mr. Hudson is a director, of this company.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     Our authorized capital stock consists of (a) 50,000,000 shares of preferred stock and (b) 750,000,000 shares of common stock. 250,000,000 shares of common stock are Class A common stock, 125,000,000 shares of common stock are Class B common stock, and 375,000,000 shares of common stock may be designated by our board of directors as either Class A common stock or Class B common stock prior to issuance. As of April 5, 1999, there were 175,412,500 shares of Class A common stock outstanding, of which 112,162,500 were owned by Republic Industries. There were also 20,000,000 shares of Class A common stock reserved for issuance under our Stock Incentive Plan. As of the date of this prospectus there are no shares of Class B common stock or preferred stock outstanding. All of the shares of Class A common stock that Republic Industries is selling through this prospectus are validly issued, fully paid and nonassessable. Although we are summarizing the terms of our stock below, for a more complete description, please see our certificate of incorporation and our bylaws which we have filed with the Securities and Exchange Commission.


     We intend to amend our certificate of incorporation to eliminate the classifications of our common stock, subject to stockholder approval, at our annual meeting in May 1999.

COMMON STOCK

     Voting. The Class A common stock and Class B common stock are identical in all respects, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock that are present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or Class B common stock so as to adversely affect them must also be approved by a majority of the outstanding shares of the class that is adversely affected by such amendment, voting as a separate class. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

     Dividends. Subject to any preferential rights of any outstanding series of preferred stock that our board of directors may create, the holders of shares of Class A common stock and Class B common stock will be entitled to the cash dividends that our board of directors may declare from available funds. Dividends are not required to be declared on either class of stock, except that holders of shares of Class A common stock are entitled to receive an equal pro rata share of any amounts received by holders of shares of Class B common stock. In addition, if our board of directors declares a stock dividend, holders of Class A common stock can receive their dividend only in shares of Class A common stock while holders of Class B common stock can receive their dividend either in shares of Class A common stock or in shares of Class B common stock, as the board of directors determines. Neither the shares of Class A common stock nor the shares of Class B common stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class. See "Dividend Policy."

     Liquidation. Subject to any preferential rights of any outstanding series of preferred stock created from time to time by the board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of Class A common stock and Class B common stock will be entitled to receive pro rata all assets available for distribution.

     Other Rights. If we merge or consolidate with or into another company and shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of our common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property, including cash.

PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including:

     - the designation of the series,

     - the number of shares of the series, which number our board of directors may, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding,

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

     - the rate of any dividends, or method of determining such dividends, payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable,

     - the redemption rights and price or prices, if any, for shares of the series,

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our corporate affairs,

     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, that we or any other corporation issues, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

     - restrictions on the issuance of shares of the same series or of any other class or series,

     - the voting rights, if any, of the holders of the shares of the series and

     - any other relative rights, preferences and limitations of such series.

     We believe that the ability of our board of directors to issue one or more series of preferred stock provides our company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Subject to exceptions, the New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock or voting securities outstanding by at least 20%. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, our board of directors may determine not to seek stockholder approval.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of our company and our stockholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless: (1) prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203 of the law governing Delaware corporations, an interested stockholder is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (2) the affiliates and associates of any such person.

     Under some circumstances, this Delaware law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from these restrictions. However, Republic Industries and its affiliates are excluded from the definition of "interested stockholder" under the terms of this Delaware law. Consequently, persons interested in acquiring our company may be encouraged to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

LIABILITY OF DIRECTORS; INDEMNIFICATION

     Our certificate of incorporation provides that a director will not be personally liable to our company or our stockholders for monetary damages for a breach of his or her fiduciary duty as a director, except, if required by Delaware law, for liability:

     (1) for any breach of the director's duty of loyalty to our company or our stockholders,

     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) under the provision of the Delaware law that concerns unlawful payments of dividends, stock purchases or redemptions, or

     (4) for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of this provision will eliminate or reduce the effect it would have on any matter occurring, or any cause of action, suit or claim that, but for that provision, would accrue or arise prior to the amendment or repeal of the provision.

     While our certificate of incorporation provides our directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate the duty. Accordingly, our certificate of incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom that person is the legal representative, is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by our company to the fullest extent authorized by Delaware law, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. This right to indemnification includes the right to have our company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of Delaware law. These rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of our company thereunder in respect of any occurrence or matter arising prior to the repeal or modification of the provision. Our certificate of incorporation also specifically authorizes our company to maintain insurance and to grant similar indemnification rights to our employees or agents.

     At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of our company where such indemnification will be required or permitted.

TRANSFER AGENT AND REGISTRAR

     First Union National Bank is the transfer agent and registrar for our Class A common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this prospectus, we had outstanding 175,412,500 shares of our Class A common stock. Of these shares, the 100,000,000 shares of our Class A common stock sold in the offering, 112,162,500 shares if the underwriters exercise their over-allotment option in full, and the 63,250,000 shares of our Class A common stock sold in connection with our initial public offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by one of our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

     Following the closing date of the offering, Republic Industries will own 12,162,500 shares of our Class A common stock which will constitute 6.9% of the outstanding shares of our Class A common stock. If the underwriters exercise their over-allotment options in full, Republic Industries will not own any shares of our Class A common stock. The shares of our common stock owned by Republic Industries are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or pursuant to an exemption from the regulations thereunder, including exceptions provided by Rule 144. Subject to applicable law and to the contractual restriction with the underwriters described below, Republic Industries may sell any and all of the shares of our common stock it owns after the completion of the offering.

     Persons who may be deemed affiliates generally include individuals or entities that control, are controlled by, or are under common control with, our company and may include our directors and certain of our officers as well as our significant stockholders, if any. Persons who are affiliates will be permitted to sell the shares of our common stock that are issued in the offering only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, including exemptions provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person or persons, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period, that number of shares as does not exceed the greater of one percent of the then-outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, one of our affiliates. In addition, holding periods of successive non-affiliated owners are aggregated for purposes of determining compliance with these one- and two-year holding period requirements.

     We, our executive officers and directors and Republic Industries have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of this prospectus, not to directly or indirectly

          - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for or repayable with Class A common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our Class A common stock or

          - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Class A common stock whether any such swap or transaction is to be settled by delivery of our Class A common stock or other securities, in cash or otherwise;

provided that we may at any time and from time to time (1) issue shares of our Class A common stock to third parties as consideration for our acquisition from such third parties of non-hazardous solid waste businesses and (2) grant options to purchase shares of our Class A common stock under our 1998 Stock Incentive Plan, in each case without the prior consent of Merrill Lynch. See "Underwriting."

     In addition, we expect to file in 1999 a registration statement under the Securities Act to register 20.0 million shares of our Class A common stock which are reserved for issuance under the 1998 Stock Incentive Plan. Shares issued under the 1998 Stock Incentive Plan after the effective date of that registration statement, other than shares issued to our affiliates, generally will be freely tradeable without restriction or further registration under the Securities Act. At the date of this prospectus, options to purchase approximately 12.6 million shares of our Class A common stock are outstanding under the 1998 Stock Incentive Plan. In addition, we may also from time to time file registration statements covering the issuance and/or resale of shares of Class A common stock which may be issued in potential future acquisitions.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                         FOR NON-UNITED STATES HOLDERS

     We discuss below the United States federal income and estate tax consequences of the ownership and disposition of Class A common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder of Class A common stock other than

     (a) a citizen or resident of the United States,

     (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, other than any partnership treated as foreign under U.S. Treasury regulations,

     (c) an estate, whose income the Federal government may include in gross income for United States federal income tax purposes regardless of its source or

     (d) in general, a trust, if a court within the United States may exercise primary supervision over the administration of the trust, and one or more United States persons have authority to control all substantial decisions of the trust.

     We provide this discussion based on current law and for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation, and does not address all aspects of income and estate taxation. This discussion also does not consider any specific facts or circumstances that may apply to a particular non-U.S. holder, including certain U.S. expatriates. ACCORDINGLY, WE URGE OFFEREES OF OUR COMMON STOCK TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

     The government may consider an individual, subject to exceptions, a resident alien, as opposed to a non-resident alien, by virtue of the individual's presence in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. The days counted for this purpose are all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. In addition to the "substantial presence test" described in the immediately preceding sentence, the federal government will treat an alien as a resident alien if he or she meets a lawful permanent residence test, referred to as a "green card" test, or elects treatment as a U.S. resident and meets the substantial presence test in the immediately following year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

     In general, dividends paid to a non-U.S. holder will be subject to United States withholding tax at a 30% rate, or a lower rate prescribed by an applicable tax treaty, unless the dividends relate either to a trade or business carried on by the non-U.S. holder within the United States, or are from a permanent establishment or, in the case of an individual, a "fixed base" in the United States maintained by the non-U.S. holder if income tax treaties apply. United States withholding tax will generally not apply to dividends connected with such a United States trade or business or attributable to such a United States permanent establishment or fixed base if the non-U.S. holder files the appropriate IRS form with the payor of the dividend. The form, under U.S. Treasury regulations generally effective for payments made after December 31, 1999, will require the non-U.S. holder to provide a U.S. taxpayer identification number. United States federal income tax, on a net income basis, will generally apply to these dividends in the same manner as if the non-U.S. holder were a resident of the United States. An additional branch profits tax may apply to a non-U.S. holder that is a corporation. If so, it will apply at a rate of 30%, or such lower rate as may be specified by an applicable treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under United States Treasury regulations that are currently effective to be paid to a resident of that country absent knowledge to the contrary. Under regulations generally effective for dividend payments after December 31, 1999, however, a non-U.S. holder of Class A common stock who wishes to claim the benefit of an applicable treaty rate generally must satisfy applicable certification and other requirements. In addition under these new regulations, in the case of common stock held by a foreign partnership, (1) the certification requirement will generally apply to the partners of the partnership and (2) the partnership must provide certain information, including a United States taxpayer identification number. These new regulations also provide look-through rules for tiered partnerships. Lastly, the new regulations generally would require non-U.S. holders to file an IRS Form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of U.S. withholding tax on dividends. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

SALE OF CLASS A COMMON STOCK

     In general, United States federal income tax will not apply to a non-U.S. holder on any gain the stockholder realizes upon his disposition of shares of Class A common stock unless:

     (a) the gain is from a trade or business carried on by the non-U.S. holder within the United States or, alternatively, if tax treaties apply, is from a permanent establishment in the United States maintained by the non-U.S. holder, and in either case, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

     (b) the non-U.S. holder is an individual who holds shares of Class A common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and either (1) such individual has a "tax home," as defined for United States federal income tax purposes, in the United States, unless the gain from the disposition is attributable to an office or fixed place of business maintained by such non-U.S. holder in a foreign country and the individual actually pays a foreign income tax equal to at least 10% of the gain derived from such disposition, or (2) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; if these rules cause a non-U.S. holder to be subject to U.S. federal income tax on the gain on the disposition, the non-U.S. holder's net gains will be subject to tax at a 30% rate, unless a tax treaty reduces or eliminates the tax; or

     (c) We are or have been a United States real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period. In general, we will be treated as a U.S. real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. real property interests plus other assets used or held in our business. We have not determined whether we are a U.S. real property holding corporation. There is a possibility that we are, or will become, such a corporation. Even if we are or were to become a U.S. real property holding corporation, U.S. federal income tax generally would not apply to gains realized upon a disposition of Class A common stock by a non-U.S. holder which did not directly or indirectly own more than 5% of the Class A common stock at any time during that period, if the Class A common stock had been regularly traded on an established securities market at any time during the calendar year of the disposition. Because the rules relating to the definition of a more than 5% stockholder are complex, and may include situations where stock is owned by related or affiliated parties, non-U.S. holders who believe they may directly or indirectly own more than 5% of our Class A common stock are especially urged to consult their own tax advisors.

ESTATE TAX

     Unless an applicable estate tax treaty provides otherwise, U.S. federal estate tax law may require an individual, who is not a citizen or resident of the United States at the time of death, to include any Class A common stock he owns, or the federal estate tax law deems him to own, in his gross estate for U.S. federal estate tax purposes.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to each non-U.S. holder. These reporting requirements apply regardless of whether an applicable tax treaty reduced or eliminated the withholding. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

     Under the U.S. Treasury regulations currently effective, United States backup withholding tax, which generally applies at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements and information reporting requirements, other than those discussed above, generally will not apply to dividends paid on Class A common stock to a non-U.S. holder at an address outside of United States. Backup withholding and information reporting generally will apply to dividends paid on shares of Class A common stock to a non-U.S. holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor. Under the regulations generally effective for dividend payments after December 31, 1999, however, a non-U.S. holder of Class A common stock that fails to certify its non-U.S. holder status according to the requirements of those regulations may be subject to United States backup withholding on payments of dividends.

     Information reporting and backup withholding requirements will apply to the payment of proceeds from the disposition of Class A common stock to or through a United States office of a broker unless the owner, under penalties of perjury, certifies, among other things, such owner's status as a non-U.S. holder or otherwise establishes an exemption. These requirements generally will not apply to the payment of proceeds from the disposition of Class A common stock to or through a non-U.S. office of a non-U.S. broker, except as noted below. Unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the owner is a non-U.S. holder, and the broker has no actual knowledge to the contrary, information reporting, but, currently, not backup withholding, will apply in the case of proceeds from a disposition of Class A common stock paid to or through a non-U.S. office of a broker that is

     - a United States person,

     - a "controlled foreign corporation" for U.S. federal income tax purposes,

     - a foreign person with 50% or more gross income derived from U.S. trade or business over a particular time period, or

     - for payments made after December 31, 1999, a partnership with some connections to the United States.

     Non-U.S. holders should consult their own tax advisors regarding the application of information reporting or back-up withholding in their particular situation, including the availability of an exemption from such requirements and the procedures for obtaining an exemption and the effect of the regulations generally effective for dividend payments after December 31, 1999. Backup withholding is not an additional tax. The IRS will refund or credit against the non-U.S. holder's U.S. federal income tax liability any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder if the non-U.S. holder furnishes the required information to the IRS.

                                  UNDERWRITING

GENERAL

     We intend to offer our Class A common stock in the United States and Canada through a number of U.S. underwriters as well as elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as joint book runners, and along with Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., CIBC Oppenheimer Corp., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement among our company, Republic Industries and the U.S. underwriters, and concurrently with the sale of 20,000,000 shares of Class A common stock to the international managers, Republic Industries has agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Republic Industries, the number of shares of Class A common stock set forth opposite its name below.


                                                              NUMBER OF
                      U.S. UNDERWRITER                          SHARES
                      ----------------                        ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated ..................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Deutsche Bank Securities Inc. ..............................
Bear, Stearns & Co. Inc. ...................................
CIBC Oppenheimer Corp. .....................................
Credit Suisse First Boston Corporation......................
Morgan Stanley & Co. Incorporated...........................
Salomon Smith Barney Inc. ..................................

                                                              ----------
             Total .........................................  80,000,000
                                                              ==========



     We and Republic Industries have also entered into an international purchase agreement with certain international managers outside the United States and Canada for whom Merrill Lynch International and Donaldson, Lufkin & Jenrette International are acting as joint book runners, and along with Deutsche Bank AG London, Bear, Stearns International Limited, CIBC Oppenheimer Corp., Credit Suisse First Boston (Europe) Limited, Morgan Stanley & Co. International Limited and Salomon Smith Barney Inc. are lead managers. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 80,000,000 shares of Class A common stock to the U.S. underwriters pursuant to the U.S. purchase agreement, Republic Industries has agreed to sell to the international managers, and the international managers severally have agreed to purchase from Republic Industries, an aggregate of 20,000,000 shares of Class A common stock. The initial public offering price per share and the total underwriting discount per share of Class A common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares of Class A common stock being sold under the terms of each such agreement if any of the shares of Class A common stock being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of Class A common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

     We and Republic Industries have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

     The shares of Class A common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The U.S. representatives have advised Republic Industries that the U.S. underwriters propose initially to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in
excess of $          per share of Class A common stock. The U.S. underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share of Class A common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, underwriting discount to be paid by Republic Industries to the U.S. underwriters and the international managers and the proceeds before expenses to Republic Industries. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                                 WITHOUT   WITH
                                                      PER SHARE  OPTION   OPTION
                                                      ---------  -------  ------
Public Offering Price...............................      $         $       $
Underwriting Discount...............................      $         $       $
Proceeds, before expenses, to Republic Industries...      $         $       $

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $          and are payable by Republic Industries.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of our Class A common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our Class A common stock will not offer to sell or sell shares of our Class A common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of Class A common stock will not offer to sell or sell shares of Class A common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     Republic Industries has granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 9,730,000 additional shares of our Class A common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our Class A common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our Class A common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

     Republic Industries also has granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 2,432,500 additional shares of Class A common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

NO SALES OF SIMILAR SECURITIES

     We, our executive officers and directors and Republic Industries have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of this prospectus, not to directly or indirectly

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for or repayable with our Class A common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our Class A common stock or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Class A common stock whether any such swap or transaction is to be settled by delivery of our Class A common stock or other securities, in cash or otherwise;

provided that we may at any time and from time to time (1) issue shares of our Class A common stock to third parties as consideration for our acquisition from such third parties of non-hazardous solid waste businesses and (2) grant options to purchase shares of our Class A common stock under our 1998 Stock Incentive Plan, in each case without the prior consent of Merrill Lynch.

NEW YORK STOCK EXCHANGE LISTING

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "RSG."

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of our Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our Class A common stock. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our Class A common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock.

     If the underwriters create a short position in our Class A common stock in connection with the offering, i.e., if they sell more shares of our Class A common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing our Class A common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither our company nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Merrill Lynch, Donaldson, Lufkin & Jenrette Securities Corporation and Deutsche Bank Securities Inc. were U.S. representatives of the underwriters in our initial public offering in July 1998.

                                 LEGAL MATTERS

     Some legal matters regarding the validity of the Class A common stock offered under this prospectus will be passed upon on our behalf by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Some attorneys employed by Akerman, Senterfitt & Eidson, P.A. own shares of Class A common stock and shares of Republic Industries common stock. Certain legal matters relating to the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule for each of the three years ended December 31, 1998, included in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to register the shares of our Class A common stock being offered by Republic Industries under this prospectus. This prospectus does not contain all of the information in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to our company and the Class A common stock being offered, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by the reference.

     Our company is subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information, as well as the registration statement and its exhibits and schedules, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3
Consolidated Statements of Operations for each of the Three
  Years Ended December 31, 1998.............................   F-4
Consolidated Statements of Stockholders' Equity for each of
  the Three Years Ended
  December 31, 1998.........................................   F-5
Consolidated Statements of Cash Flows for each of the Three
  Years Ended December 31, 1998.............................   F-6
Notes to Consolidated Financial Statements..................   F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Republic Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Republic Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
January 28, 1999, except with respect to the matters discussed in Note 12, as to which the date is March 2, 1999.

                            REPUBLIC SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  556.6   $     --
  Restricted cash...........................................       7.1       18.8
  Accounts receivable, less allowance for doubtful accounts
     of $22.1 and $13.6 at December 31, 1998 and 1997,
     respectively...........................................     182.7      131.0
  Prepaid expenses and other current assets.................      37.6       26.1
                                                              --------   --------
          Total Current Assets..............................     784.0      175.9
PROPERTY AND EQUIPMENT, NET.................................   1,096.1      801.8
INTANGIBLE AND OTHER ASSETS, NET............................     932.0      370.3
                                                              --------   --------
                                                              $2,812.1   $1,348.0
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   64.7   $   40.2
  Accrued liabilities.......................................     146.2       57.6
  Deferred revenue..........................................      46.6       29.5
  Due to Republic Industries................................        --      266.1
  Notes payable and current maturities of long-term debt....     499.9       10.8
  Other current liabilities.................................      26.4       19.9
                                                              --------   --------
          Total Current Liabilities.........................     783.8      424.1
LONG-TERM DEBT, NET OF CURRENT MATURITIES...................     557.2       64.3
ACCRUED ENVIRONMENTAL AND LANDFILL COSTS....................      77.3       46.0
DEFERRED INCOME TAXES.......................................      71.4       47.5
OTHER LIABILITIES...........................................      23.3       15.3
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Investment by Republic Industries.........................        --      749.8
  Preferred stock, par value $.01 per share; 50,000,000
     shares authorized; none issued.........................        --         --
  Common stock:
     Class A, par value $.01 per share; 250,000,000 shares
      authorized; 79,724,417 and none issued and
      outstanding, respectively.............................        .8         --
     Class B, par value $.01 per share; 125,000,000 shares
      authorized; 95,688,083 shares issued and
      outstanding...........................................       1.0        1.0
  Additional paid-in capital................................   1,203.5         --
  Retained earnings.........................................      93.8         --
                                                              --------   --------
          Total Stockholders' Equity........................   1,299.1      750.8
                                                              --------   --------
                                                              $2,812.1   $1,348.0
                                                              ========   ========

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
REVENUE.....................................................  $1,369.1   $1,127.7   $  953.3
EXPENSES:
  Cost of operations........................................     842.7      723.0      628.3
  Depreciation, amortization and depletion..................     106.3       86.1       75.3
  Selling, general and administrative.......................     135.8      117.3      135.3
  Restructuring and other charges...........................        --         --        8.8
                                                              --------   --------   --------
OPERATING INCOME............................................     284.3      201.3      105.6
INTEREST EXPENSE............................................     (44.7)     (25.9)     (29.7)
INTEREST INCOME.............................................       1.5        4.9       11.7
OTHER INCOME (EXPENSE), NET.................................       (.9)       1.8        2.2
                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES..................................     240.2      182.1       89.8
PROVISION FOR INCOME TAXES..................................      86.5       65.9       38.0
                                                              --------   --------   --------
NET INCOME..................................................  $  153.7   $  116.2   $   51.8
                                                              ========   ========   ========
BASIC AND DILUTED EARNINGS PER SHARE........................  $   1.13   $   1.21   $    .54
                                                              ========   ========   ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING...............................................     135.6       95.7       95.7
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN MILLIONS)

                                                   INVESTMENT      COMMON STOCK      ADDITIONAL
                                                   BY REPUBLIC   -----------------    PAID-IN     RETAINED
                                                   INDUSTRIES    CLASS A   CLASS B    CAPITAL     EARNINGS
                                                   -----------   -------   -------   ----------   --------
BALANCE AT DECEMBER 31, 1995.....................   $   371.2     $ --      $1.0      $     --     $  --
  Net income.....................................        51.8       --        --            --        --
  Business acquisitions contributed by Republic
     Industries..................................        79.7       --        --            --        --
  Other..........................................        (9.2)      --        --            --        --
                                                    ---------     ----      ----      --------     -----
BALANCE AT DECEMBER 31, 1996.....................       493.5       --       1.0            --        --
  Net income.....................................       116.2       --        --            --        --
  Business acquisitions contributed by Republic
     Industries..................................       148.4       --        --            --        --
  Investment in Resources........................       (17.4)      --        --            --        --
  Other..........................................         9.1       --        --            --        --
                                                    ---------     ----      ----      --------     -----
BALANCE AT DECEMBER 31, 1997.....................       749.8       --       1.0            --        --
  Net income.....................................        59.9       --        --            --      93.8
  Business acquisitions contributed by Republic
     Industries..................................       128.3       --        --            --        --
  Dividend to Republic Industries................    (2,000.0)      --        --            --        --
  Dividend from Resources........................       437.3       --        --            --        --
  Transfer to additional paid-in capital.........       624.7       --        --        (624.7)       --
  Issuance of Class A Common Stock to Republic
     Industries..................................          --       .2        --         395.2        --
  Sale of Class A Common Stock...................          --       .6        --       1,433.0        --
                                                    ---------     ----      ----      --------     -----
BALANCE AT DECEMBER 31, 1998.....................   $      --     $ .8      $1.0      $1,203.5     $93.8
                                                    =========     ====      ====      ========     =====

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN MILLIONS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
CASH PROVIDED BY OPERATING ACTIVITIES:
  Net income................................................  $   153.7   $   116.2   $    51.8
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, amortization and depletion of property
       and equipment........................................       88.6        76.1        66.6
     Amortization of intangible assets......................       17.7        10.0         8.7
     Deferred tax provision.................................       19.2        36.5         3.2
     Changes in assets and liabilities, net of effects from
       business acquisitions:
       Accounts receivable..................................      (41.8)      (15.6)      (16.4)
       Prepaid expenses and other assets....................      (11.3)       17.4         7.0
       Accounts payable and accrued liabilities.............      (14.1)      (26.7)      (32.0)
       Other liabilities....................................       59.1        65.5        54.6
                                                              ---------   ---------   ---------
                                                                  271.1       279.4       143.5
                                                              ---------   ---------   ---------
CASH USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (193.0)     (165.3)     (146.9)
  Cash used in acquisitions, net of cash acquired...........     (425.2)        2.7         1.2
  Other.....................................................       10.8        (5.5)      (30.0)
                                                              ---------   ---------   ---------
                                                                 (607.4)     (168.1)     (175.7)
                                                              ---------   ---------   ---------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Proceeds from the sale of common stock....................    1,433.6          --          --
  Proceeds from notes payable and long-term debt............       10.6         5.2        44.5
  Payments of notes payable and long-term debt..............      (61.8)     (100.2)      (91.4)
  Increase (decrease) in amounts due to Republic
     Industries.............................................   (1,469.5)      (47.3)      166.9
  Net proceeds from revolving credit facility...............      980.0          --          --
  Other.....................................................         --         6.8       (99.7)
                                                              ---------   ---------   ---------
                                                                  892.9      (135.5)       20.3
                                                              ---------   ---------   ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      556.6       (24.2)      (11.9)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............         --        24.2        36.1
                                                              ---------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   556.6   $      --   $    24.2
                                                              =========   =========   =========

        The accompanying notes are an integral part of these statements.

                            REPUBLIC SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (ALL TABLES IN MILLIONS, EXCEPT PER SHARE DATA)

1. BASIS OF PRESENTATION

     The accompanying Consolidated Financial Statements include the accounts of Republic Services, Inc. and its subsidiaries (the "Company"). As of December 31, 1998, approximately 63.9% of the Company's common stock, par value $.01 per share ("Common Stock," which is designated when issued as either "Class A Common Stock" or "Class B Common Stock"), was owned by Republic Industries, Inc. ("Republic Industries"). The Company provides non-hazardous solid waste collection and disposal services in the United States. All material intercompany transactions have been eliminated.

     The accompanying Consolidated Financial Statements exclude the accounts of the Company's formerly wholly owned subsidiary, Republic Resources Company, Inc. ("Resources"), all of the common stock of which was distributed to Republic Industries in June 1998. The Company and Resources have been in dissimilar businesses, have been managed and financed historically as if they were autonomous, have had no more than incidental common facilities and costs, have been operated and financed autonomously after the distribution of Resources to Republic Industries, and have no financial commitments, guarantees, or contingent liabilities to each other following the distribution. Based on these facts, the accounts of Resources have been excluded from the Company's consolidated financial statements as the Company has elected to characterize the distribution of Resources as resulting in a change in the reporting entity.

     The accompanying Consolidated Financial Statements reflect the accounts of the Company as a subsidiary of Republic Industries subject to corporate general and administrative expense allocations or charges under the Services Agreement as described in Note 10, Related Party Transactions. Such information does not necessarily reflect the financial position or results of operations of the Company as a separate, stand-alone entity.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     All historical share and per share data of the Company's Common Stock for all periods included in the consolidated financial statements and the notes thereto have been retroactively adjusted for the recapitalization of 100 shares of the Company's common stock previously held by Republic Industries into 95,688,083 shares of Class B Common Stock in July 1998, as more fully described in Note 6, Stockholders' Equity.

     In May 1998, Republic Industries announced its intention to separate the Company from Republic Industries (the "Separation"). Republic Industries also announced its intention to distribute its remaining shares of Common Stock in the Company as of the distribution date to Republic Industries' shareholders in 1999, subject to certain conditions and consents (the "Distribution"). The Company and Republic Industries have entered into certain agreements providing for the Separation and the Distribution, and the governing of various interim and ongoing relationships between the companies. The Distribution was conditioned, in part, on Republic Industries obtaining a private letter

                            REPUBLIC SERVICES, INC.

ruling from the Internal Revenue Service ("IRS") to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Internal Revenue Code of 1986, as amended, in form and substance satisfactory to Republic Industries. In July 1998 Republic Industries filed its application for the private letter ruling with the IRS. See also Note 12, Subsequent Events, for further information.

     In July 1998, the Company completed an initial public offering of approximately 63.2 million shares of its Class A Common Stock ("Initial Public Offering") resulting in net proceeds of approximately $1.4 billion. In addition, in July 1998 the Company repaid in full all remaining amounts due to Republic Industries as of June 30, 1998 through the issuance of shares of Class A Common Stock and through all of the proceeds from the Initial Public Offering. Following the Initial Public Offering and the repayment of amounts due to Republic Industries, approximately 63.9% of the outstanding shares of Class A and Class B Common Stock which represents approximately 88.7% of the combined voting power of all of the outstanding shares of the Class A and Class B Common Stock were owned by Republic Industries.

     The following unaudited pro forma consolidated statement of operations data for the year ended December 31, 1998 has been prepared assuming the Initial Public Offering and the repayment in full of the amounts due to Republic Industries had occurred as of January 1, 1998:

Operating income............................................  $284.3
Interest expense............................................    (7.4)
Interest income.............................................     1.5
Other income (expense), net.................................     (.9)
                                                              ------
Income before income taxes..................................   277.5
Provision for income taxes..................................    99.9
                                                              ------
Net income..................................................  $177.6
                                                              ======
Basic and diluted earnings per share........................  $ 1.01
                                                              ======
Weighted average common and common equivalent shares
  outstanding...............................................   175.4
                                                              ======

     The unaudited pro forma consolidated statement of operations data are provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the transactions and events described above been consummated on the date assumed and do not project the Company's results of operations for any future date or period.

     Certain reclassifications have been made to the prior period balance sheet to conform to the current presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTRICTED CASH

     Restricted cash consists of amounts held in trust as a financial guaranty of the Company's performance as well as funds restricted for capital expenditures under certain debt facilities.

                            REPUBLIC SERVICES, INC.

OTHER CURRENT ASSETS

     Other current assets consist primarily of inventories and short-term notes receivable. Inventories totaled approximately $13.3 million and $11.7 million at December 31, 1998 and 1997, respectively, and consist primarily of equipment parts, compost materials and supplies that are valued under a method that approximates the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

     The Company revises the estimated useful lives of property and equipment acquired through business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment, and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. All indirect landfill development costs are expensed as incurred.

     Interest costs are capitalized in connection with the construction of landfill sites. Interest capitalized was $.8 million, $.8 million and $1.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     A summary of property and equipment is as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Land, landfills and improvements............................  $  586.2    $  420.1
Furniture, fixtures, trucks and equipment...................     806.8       668.9
Buildings and improvements..................................     176.1       126.6
                                                              --------    --------
                                                               1,569.1     1,215.6
Less: accumulated depreciation, amortization and
  depletion.................................................    (473.0)     (413.8)
                                                              --------    --------
                                                              $1,096.1    $  801.8
                                                              ========    ========

     The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in measuring their recoverability.

                            REPUBLIC SERVICES, INC.

INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired and other intangible assets. The cost in excess of the fair value of net assets is amortized over forty years on a straight-line basis. Other intangible assets include values assigned to customer lists, long-term contracts and covenants not to compete and are amortized generally over periods ranging from 5 to 25 years. Accumulated amortization of intangible assets was $73.0 million and $57.9 million at December 31, 1998 and 1997, respectively.

     The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the intangible assets in measuring their recoverability.

ACCRUED LIABILITIES

     A summary of accrued liabilities is as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
Amounts due former owners of acquired businesses............  $ 26.7   $   --
Accrued payroll and benefits................................    25.7     17.0
Accrued disposal costs......................................    16.1      5.1
Accrued fees and taxes......................................    12.7      5.4
Other.......................................................    65.0     30.1
                                                              ------   ------
                                                              $146.2   $ 57.6
                                                              ======   ======

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

     A summary of accrued environmental and landfill costs is as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1997
                                                              -----   -----
Accrued landfill site closure/post-closure costs............  $73.4   $47.3
Accrued environmental costs.................................    9.5     8.6
                                                              -----   -----
                                                               82.9    55.9
Less: current portion (included in other current
  liabilities)..............................................   (5.6)   (9.9)
                                                              -----   -----
                                                              $77.3   $46.0
                                                              =====   =====

     Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Available airspace is generally based on estimates of remaining permitted and likely to be permitted airspace developed by independent engineers together with the Company's engineers and accounting personnel utilizing information provided by aerial surveys of landfills which are generally performed annually. These aerial surveys

                            REPUBLIC SERVICES, INC.

form the basis for the volume available for disposal. Accruals for closure and post-closure costs totaled approximately $11.4 million, $7.9 million and $4.4 million during the years ended December 31, 1998, 1997 and 1996, respectively. Estimated aggregate closure and post-closure costs will be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. At December 31, 1998, approximately $370.5 million of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs. The Company periodically reassesses such costs based on various methods and assumptions regarding landfill airspace and the technical requirements of the Environmental Protection Agency's Subtitle D regulations and adjusts such accruals accordingly.

     In the normal course of business, the Company is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in litigation. Environmental costs are accrued by the Company through a charge to income in the period such liabilities become probable and can be reasonably estimated. No material amounts were charged to expense during the years ended December 31, 1998, 1997 and 1996.

REVENUE RECOGNITION

     Revenue consists primarily of collection fees from commercial, industrial, residential and municipal customers and transfer and landfill disposal fees charged to third parties. Collection, transfer and disposal, recycling and other services accounted for approximately 78.7%, 10.1%, 3.1% and 8.1%, respectively, of consolidated revenue for the year ended December 31, 1998. Advance billings are recorded as deferred revenue and revenue is recognized over the period in which services are provided. No one customer has individually accounted for more than 10.0% of the Company's consolidated revenues in any of the past three years.

INCOME TAXES

     Effective with the Initial Public Offering on July 1, 1998, the Company is no longer included in the consolidated federal income tax return of Republic Industries. For the periods prior to the Initial Public Offering, all tax amounts have been recorded as if the Company filed a separate federal tax return. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Certain businesses acquired in 1997 and 1996 and accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions. For purposes of these Consolidated Financial Statements, federal and state income taxes have been recorded as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected in shareholders' equity. Pre-

                            REPUBLIC SERVICES, INC.

acquisition income taxes related to pooled S corporations recorded in the consolidated financial statements were $0 million and $4.0 million during the years ended December 31, 1997 and 1996, respectively.

EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by the number of common shares outstanding during the period after giving retroactive effect to the recapitalization of the 100 shares of common stock held by Republic Industries into 95,688,083 shares of Class B Common Stock. Diluted earnings per share equals basic earnings per share for all periods presented since there was substantially no dilutive effect of common share equivalents outstanding during the periods presented. See Note 7, Stock Options, for further information regarding stock options which could potentially dilute earnings per share in future periods.

COMPREHENSIVE INCOME

     The Company has no components of other comprehensive income. Accordingly, net income equals comprehensive income for all periods presented.

STATEMENTS OF CASH FLOWS

     The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 3, Business Combinations, and other non-cash transactions are excluded from the accompanying Consolidated Statements of Cash Flows.

     The Company made interest payments on notes payable and long-term debt of approximately $44.8 million, $25.1 million and $30.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company made income tax payments of approximately $65.4 million, $29.4 million and $31.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, restricted cash, receivables, and accounts payable and accrued liabilities approximate fair value due to the short maturity of these instruments. The carrying amounts of notes payable and long-term debt approximate fair value because interest rates generally are variable and, accordingly, approximate current market rates.

CONCENTRATION OF CREDIT RISK

     The Company provides services to commercial, industrial, municipal and residential customers in the United States. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets in which services are provided as well as their dispersion across many geographic areas in the United States. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer receivables. The

                            REPUBLIC SERVICES, INC.

Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

3. BUSINESS COMBINATIONS

     Republic Industries has acquired various businesses operating in the solid waste services industry using cash and/or shares of its common stock ("Republic Industries Common Stock"). These businesses were contributed by Republic Industries to the Company subsequent to their acquisition. The Company has applied the same accounting method used by Republic Industries in accounting for business combinations.

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the Consolidated Financial Statements as if the companies had operated as one entity since inception. Businesses acquired and accounted for under the purchase method of accounting are included in the Consolidated Financial Statements from the date of acquisition. The value of the Republic Industries Common Stock issued to effect business combinations accounted for under the purchase method of accounting is based on the average market price of Republic Industries Common Stock over a five day period before and after the parties have reached agreement on the purchase price and the proposed transaction has been publicly announced, if applicable.

     In September 1998, the Company entered into a definitive agreement with Waste Management, Inc. ("Waste Management") to acquire certain assets. The assets to be acquired include 16 landfills, 11 transfer stations and 136 collection routes across the United States as well as disposal agreements at various Waste Management sites, and will be accounted for under the purchase method of accounting. At December 31, 1998, closings had been completed for 6 landfills, 7 transfer stations and all 136 of the collection routes discussed above, at a purchase price of approximately $200.8 million consisting of cash and certain properties.

     During the year ended 1998, Republic Industries acquired various solid waste services businesses which were contributed to the Company. The aggregate purchase price paid by Republic Industries in transactions accounted for under the purchase method of accounting was $128.3 million, consisting of $60.3 million in cash and approximately 3.4 million shares of Republic Industries Common Stock valued at $68.0 million. Subsequent to the Initial Public Offering, the Company acquired various solid waste businesses. The aggregate purchase price paid by the Company in transactions accounted for under the purchase method of accounting was $450.5 million consisting of cash and certain properties.

     During the year ended December 31, 1997, Republic Industries acquired various solid waste services businesses which were contributed to the Company. The aggregate purchase price paid by Republic Industries in transactions accounted for under the purchase method of accounting was $147.9 million consisting of $11.5 million in cash and 5.7 million shares of Republic Industries Common Stock valued at $136.4 million. In addition, Republic Industries issued an aggregate of 34.1 million shares of Republic Industries Common Stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of Republic Industries Common Stock issued in acquisitions accounted for under the pooling of interests method of accounting are

                            REPUBLIC SERVICES, INC.

approximately 0.3 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     During the year ended December 31, 1996, Republic Industries acquired various solid waste services businesses which were contributed to the Company. The aggregate purchase price paid by Republic Industries in transactions accounted for under the purchase method of accounting was $87.6 million, consisting of $16.9 million in cash and 6.6 million shares of Republic Industries Common Stock valued at $70.7 million. In addition, Republic Industries issued an aggregate of 40.0 million shares of Republic Industries Common Stock in transactions accounted for under the pooling of interests method of accounting. Included in the shares of Republic Industries Common Stock issued in acquisitions accounted for under the pooling of interests method of accounting are approximately 1.1 million shares issued for acquisitions that were not material individually or in the aggregate and, consequently, prior period financial statements were not restated for such acquisitions.

     The following summarizes the preliminary purchase price allocations for business combinations accounted for under the purchase method of accounting for the years ended December 31:

                                                           1998       1997      1996
                                                          -------    ------    ------
Property and equipment..................................  $ 180.3    $ 36.8    $ 71.8
Cost in excess of net assets acquired...................    572.4     149.1      73.6
Working capital deficit.................................   (108.0)    (18.0)    (20.3)
Long-term debt assumed..................................    (51.7)    (26.8)    (27.1)
Other assets (liabilities)..............................    (39.5)      4.6     (19.5)
Investment by Republic Industries.......................   (128.3)   (148.4)    (79.7)
                                                          -------    ------    ------
Cash used in acquisitions, net of cash acquired.........  $ 425.2    $ (2.7)   $ (1.2)
                                                          =======    ======    ======

     The Company's unaudited pro forma consolidated results of operations assuming acquisitions accounted for under the purchase method of accounting had occurred at the beginning of the periods presented are as follows for the years ended December 31:

                                                                1998       1997
                                                              --------   --------
Revenue.....................................................  $1,552.0   $1,392.9
Income from continuing operations...........................     155.5      116.1
Basic and diluted earnings per share........................      1.15       1.21
Weighted average common and common equivalent shares
  outstanding...............................................     135.6       95.7

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated these businesses as of the beginning of the periods presented.

                            REPUBLIC SERVICES, INC.

4. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
$1.0 billion unsecured revolving credit facility; interest
  payable using LIBOR based rates (6.4% at December 31,
  1998); $500.0 million matures July 1999 and $500.0 million
  matures 2003..............................................  $ 980.0    $    --
Bonds payable under loan agreements with California
  Pollution Control Financing Authority; interest at
  prevailing market rates (4.3% and 5.0% at December 31,
  1998 and 1997, respectively)..............................     42.0       43.1
Other notes; secured by real property, equipment and other
  assets; interest rates ranging from 4% to 10%; maturing
  through 2009..............................................     35.1       32.0
                                                              -------    -------
                                                              1,057.1       75.1
Less: current portion.......................................   (499.9)     (10.8)
                                                              -------    -------
                                                              $ 557.2    $  64.3
                                                              =======    =======

     At December 31, 1998, aggregate maturities of notes payable and long-term debt are as follows:

1999........................................................  $  499.9
2000........................................................       7.0
2001........................................................       4.5
2002........................................................       4.0
2003........................................................     503.5
Thereafter..................................................      38.2
                                                              --------
                                                              $1,057.1
                                                              ========

     The unsecured revolving credit facility and the loan agreements with the California Pollution Control Financing Authority require the Company to maintain certain financial ratios and comply with certain financial covenants. At December 31, 1998, the Company was in compliance with the financial covenants under these agreements.

5. INCOME TAXES

     The components of the provision for income taxes for the years ended December 31 are as follows:

                                                               1998    1997    1996
                                                              ------   -----   -----
Current:
  Federal...................................................  $ 59.8   $20.9   $30.1
  State.....................................................     7.5     8.5     4.7
Federal and state deferred..................................    23.2    36.5     2.4
Change in valuation allowance...............................    (4.0)     --     0.8
                                                              ------   -----   -----
Provision for income taxes..................................  $ 86.5   $65.9   $38.0
                                                              ======   =====   =====

                            REPUBLIC SERVICES, INC.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                              1998    1997    1996
                                                              ----    ----    ----
Statutory federal income tax rate...........................  35.0%   35.0%   35.0%
Non-deductible expenses.....................................   1.3     1.5     2.6
State income taxes, net of federal benefit..................   2.1     2.0     3.6
Other, net..................................................  (2.4)   (2.3)    1.1
                                                              ----    ----    ----
Effective income tax rate...................................  36.0%   36.2%   42.3%
                                                              ====    ====    ====

     Components of the net deferred income tax liability in the accompanying Consolidated Balance Sheets at December 31 are as follows:

                                                               1998      1997
                                                              -------   -------
Deferred income tax liabilities:
  Book basis in property over tax basis.....................  $  95.7   $  64.9
Deferred income tax assets:
  Net operating losses and other carryforwards..............       --      (4.0)
  Accruals not currently deductible.........................    (33.0)    (23.0)
Valuation allowance.........................................      8.7       9.6
                                                              -------   -------
Net deferred income tax liability...........................  $  71.4   $  47.5
                                                              =======   =======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the deferred tax assets due to uncertainty surrounding the future realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

6. STOCKHOLDERS' EQUITY

     In April 1998, the Company declared a $2.0 billion dividend to Republic Industries that it paid in the form of notes payable ("Company Notes"). Interest expense on the Company Notes was $27.6 million for the year ended December 31, 1998.

     In June 1998, the Company received a dividend of certain assets from Resources totaling approximately $437.3 million (the "Resources Dividend"). In June 1998, the Company prepaid a portion of the amounts outstanding under the Company Notes totaling $565.4 million using the Resources Dividend, cash and certain other assets.

     In July 1998, the Company amended and restated its Certificate of Incorporation to authorize capital stock consisting of (a) 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and (b) 750,000,000 shares of Common Stock of which 250,000,000 shares have been authorized as Class A Common Stock, 125,000,000 shares have been authorized as Class B Common Stock and 375,000,000 shares may be designated by the Company's Board of Directors as either Class A Common Stock or Class B Common Stock. In addition, all 100 shares of common stock previously held by Republic Industries were converted into 95,688,083 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock are identical in all

                            REPUBLIC SERVICES, INC.

respects, except holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of the stockholders, including the election of directors. See also Note 12, Subsequent Events, for further information.

     In July 1998, the Company repaid amounts due to Republic Industries totaling $395.4 million through the issuance of approximately 16.5 million shares of Class A Common Stock.

     In July 1998, the Company completed the Initial Public Offering of approximately 63.2 million shares of its Class A Common Stock resulting in net proceeds of approximately $1.4 billion. All of the proceeds from the Initial Public Offering were used to repay remaining amounts due under the Company Notes.

7. STOCK OPTIONS

     In July 1998, the Company adopted the 1998 Stock Incentive Plan ("Stock Incentive Plan") to provide for grants of options to purchase shares of Class A Common Stock to employees, non-employee directors and independent contractors of the Company who are eligible to participate in the Stock Incentive Plan. Options granted under the Stock Incentive Plan are non-qualified and are granted at a price equal to the fair market value of the Company's Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and vest in increments of 25% per year over a four year period on the yearly anniversary date of the grant. Options granted to non-employee directors have a term of ten years and vest immediately at the date of grant. The Company has reserved 20.0 million shares of Class A Common Stock for issuance pursuant to options granted under the Stock Incentive Plan and Substitute Options (as defined below). During 1998, options to acquire 573,000 shares of Class A Common Stock were granted under the Stock Incentive Plan.

     The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 1998 (shares in thousands):

                                                              OUTSTANDING                 EXERCISABLE
                                                    --------------------------------   ------------------
                                                              WEIGHTED-
                                                               AVERAGE     WEIGHTED-            WEIGHTED-
                                                              REMAINING     AVERAGE              AVERAGE
                                                             CONTRACTUAL   EXERCISE             EXERCISE
RANGE OF EXERCISE PRICE                             SHARES   LIFE (YRS.)     PRICE     SHARES     PRICE
-----------------------                             ------   -----------   ---------   ------   ---------
$14.50-$18.75.....................................  473.0       9.85        $16.81      62.5     $18.06
$23.00-$25.69.....................................  100.0       9.51        $24.35     100.0     $24.35
                                                    -----                              -----
$14.50-$25.69.....................................  573.0       9.79        $18.12     162.5     $21.93
                                                    =====                              =====

     In January 1999, the Board of Directors approved additional grants of options to acquire approximately 2.0 million shares of Class A Common Stock at an exercise price of $18 7/16 per share.

     Republic Industries has various stock option plans under which options to acquire shares of Republic Industries Common Stock were granted to key employees of the Company prior to the Initial Public Offering (the "Republic Industries Stock Options"). Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Republic Industries Common Stock at the date of grant. Generally, options granted will have a term of ten years from the date of grant, and will vest in increments of 25% per year over a four year period on the yearly anniversary of the grant date. As of December 31, 1998, approximately 8.5 million Republic

                            REPUBLIC SERVICES, INC.

Industries Stock Options held by employees of the Company were outstanding, 1.8 million of which were exercisable.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for stock option grants under the Republic Industries' stock option plans and the Company's Stock Incentive Plan been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income would have decreased accordingly. Using the Black-Scholes option pricing model for all options granted after December 31, 1995, the Company's pro forma net income and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended December 31:

                                                    1998       1997       1996
                                                  --------   --------   --------
Pro forma net income............................  $  132.7   $  108.3   $   47.6
Pro forma earnings per share....................       .98       1.13        .50
Pro forma weighted average fair value of
  Republic Industries Stock Options granted.....     14.45      13.60       7.34
Pro forma weighted average fair value of the
  Company's stock options granted...............      7.71         --         --
Risk free interest rates........................      4.76%      5.74%      5.98%
Expected lives..................................   5 years    5 years    5 years
Expected volatility.............................      40.0%      40.0%      40.0%

     Following such time as the Company is no longer a subsidiary of Republic Industries (the "Stand-alone Date") the Company intends to issue substitute options under the Company's Stock Incentive Plan (collectively "Substitute Options") in substitution for grants of Republic Industries Stock Options under Republic Industries' stock option plans as of the Stand-alone Date held by individuals employed by the Company as of such date (the "Company Employees"). Such Substitute Options will provide for the purchase of a number of shares of Class A Common Stock determined based on a ratio of average trading prices of Republic Industries Common Stock and Class A Common Stock immediately prior to the Stand-alone Date. It is not possible to specify how many shares of Class A Common Stock will be subject to Substitute Options. It is expected that some Republic Industries Stock Options consisting of stock options held by the Company Employees will be exercised and that some will be forfeited, and that additional Republic Industries Stock Options could be granted prior to the Stand-alone Date. In addition, the remaining balance of unexercised Republic Industries Stock Options will be converted into Substitute Options by reference to the ratio described above, which will not be known until the Stand-alone Date. See also Note 12, Subsequent Events, for further information.

8. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     The Company is a party to various general legal proceedings which have arisen in the ordinary course of business. While the results of these matters cannot be predicted with certainty, the Company believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

                            REPUBLIC SERVICES, INC.

LEASE COMMITMENTS

     The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from one to twenty-five years.

     Future minimum lease obligations under noncancelable real property, equipment and software leases with initial terms in excess of one year at December 31, 1998 are as follows:

Year Ending December 31:
1999........................................................  $2.5
2000........................................................   2.3
2001........................................................   1.5
2002........................................................    .9
2003........................................................    .8
Thereafter..................................................    .5
                                                              ----
                                                              $8.5
                                                              ====

LIABILITY INSURANCE

     The Company carries general liability, vehicle liability, workers compensation and employer's liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in these primary policies. The Company also carries property insurance.

     The Company's liabilities for unpaid and incurred but not reported claims at December 31, 1998 was $16.9 million under its current risk management program and $11.1 million under its previous risk management program with Republic Industries (see Note 10, Related Party Transactions, for further information), and are included in other current and other liabilities in the accompanying Consolidated Balance Sheets. While the ultimate amount of claims incurred are dependent on future developments, in management's opinion, recorded reserves are adequate to cover the future payment of claims. However, it is reasonably possible that recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments are known.

OTHER MATTERS

     In the normal course of business, the Company is required to post performance bonds, letters of credit, and/or cash deposits as a financial guarantee of the Company's performance. To date, the Company has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds. At December 31, 1998, surety bonds and letters of credit totaling $380.3 million expire through 2005.

     The Company's business activities are conducted in the context of a developing and changing statutory and regulatory framework. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

                            REPUBLIC SERVICES, INC.

9. RESTRUCTURING AND OTHER CHARGES

     During the year ended December 31, 1996, the Company recorded restructuring and other charges of approximately $8.8 million. These costs included $5.3 million to close certain landfill operations, $1.0 million of asset write-offs and $2.5 million of merger expenses associated with certain business combinations accounted for under the pooling of interests method of accounting. There are no remaining liabilities associated with the 1996 restructuring and other charges as of December 31, 1997.

10. RELATED PARTY TRANSACTIONS

     Amounts due to Republic Industries consist of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Due to Republic Corporate Management Company ("RCMC").......     $107.8
Notes payable to Resources..................................      158.3
                                                                 ------
                                                                 $266.1
                                                                 ======

     The following is an analysis of activity in the due to RCMC account for the years ended December 31:

                                                               1998     1997     1996
                                                              ------   ------   ------
Balance at beginning of period..............................  $107.8   $ 49.3   $86.3
Republic Industries overhead allocations....................     7.5     10.2     8.4
Service Agreement fees......................................     7.5       --      --
Insurance allocations.......................................     9.7     15.9    10.2
Self-insurance reserve allocations..........................    (9.8)    (7.3)   (4.8)
Intercompany purchases......................................    42.4     13.8    12.0
Income taxes................................................    24.0     28.7    23.4
Cash transfers..............................................   (49.6)    (2.8)  (86.2)
Repayment in shares of Class A Common Stock.................  (139.5)      --      --
                                                              ------   ------   -----
Balance at end of period....................................  $   --   $107.8   $49.3
                                                              ======   ======   =====

     Prior to the Initial Public Offering, due to RCMC included allocations of various expenses from Republic Industries including general and administrative expenses, risk management premiums, income taxes and other costs. Such liabilities were non-interest bearing and had no specified repayment terms. In July 1998, the Company repaid in full amounts due to RCMC as of June 30, 1998 through the issuance of approximately 5.8 million shares of Class A Common Stock. Subsequent to the Initial Public Offering, due to RCMC consists primarily of charges under the Services Agreement described below. Such amounts are non-interest bearing and are repaid periodically using cash.

     Prior to the Initial Public Offering, Republic Industries' corporate general and administrative costs not specifically attributable to its operating subsidiaries were allocated to the Company based upon the ratio of the Company's invested capital to Republic Industries' consolidated invested capital. Such allocations are included in the Company's selling, general and administrative costs and were approximately $7.5 million, $10.2 million and $8.4 million for the years ended December 31, 1998,

                            REPUBLIC SERVICES, INC.

1997 and 1996, respectively. These amounts approximate management's estimate of Republic Industries' corporate general and administrative costs required to support the Company's operations. Management believes that the amounts allocated to the Company are reasonable and are no less favorable to the Company than the expenses the Company would have incurred to obtain such services on its own or from unaffiliated third parties.

     In June 1998, the Company and Republic Industries entered into a services agreement (the "Services Agreement") pursuant to which Republic Industries provides to the Company certain accounting, auditing, cash management, corporate communications, corporate development, financial and treasury, human resources and benefit plan administration, insurance and risk management, legal, purchasing and tax services. In exchange for the provision of such services, fees are payable by the Company to Republic Industries in the amount of $1.25 million per month, subject to review and adjustment from time to time as the Company reduces the amount of services it obtains from Republic Industries. Effective January 1, 1999, such fees payable by the Company to Republic Industries have been reduced to $.9 million per month. The Company believes that the fees for services provided under the Services Agreement are no less favorable to the Company than could be obtained by the Company internally or from unaffiliated third parties. Charges under the Services Agreement for the year ended December 31, 1998 were $7.5 million and are included in selling, general and administrative expenses.

     Prior to the Initial Public Offering, the Company participated in Republic Industries' combined risk management programs for property, casualty and general liability insurance. The Company was charged for annual premiums of $9.7 million, $15.9 million and $10.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     Notes payable to Resources represent borrowings prior to the Initial Public Offering under revolving credit facilities to fund the Company's operations and to repay debt assumed in acquisitions. Borrowings under these facilities bear interest at prime plus 50 basis points and are payable on demand. In July 1998, the Company repaid the notes payable to Resources through the issuance of approximately 10.7 million shares of Class A Common Stock. Interest expense on notes payable to Resources was $9.7 million, $20.2 million and $18.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                            REPUBLIC SERVICES, INC.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1998 and 1997.

                                                              FIRST    SECOND     THIRD    FOURTH
                                                             QUARTER   QUARTER   QUARTER   QUARTER
                                                             -------   -------   -------   -------
Revenue..............................................  1998  $300.8    $335.9    $355.0    $377.4
                                                       1997  $263.2    $283.7    $287.6    $293.2
Operating income.....................................  1998  $ 59.0    $ 70.7    $ 75.3    $ 79.3
                                                       1997  $ 41.0    $ 47.1    $ 56.3    $ 56.9
Net income...........................................  1998  $ 34.8    $ 25.1    $ 46.2    $ 47.6
                                                       1997  $ 23.2    $ 25.9    $ 32.5    $ 34.6
Basic and diluted net income per share...............  1998  $  .36    $  .26    $  .26    $  .27
                                                       1997  $  .24    $  .27    $  .34    $  .36
Weighted average common and common equivalent shares
  outstanding........................................  1998    95.7      95.7     175.4     175.4
                                                       1997    95.7      95.7      95.7      95.7

12. SUBSEQUENT EVENTS

     In March 1999, the IRS advised Republic Industries in writing that the IRS would not rule as requested on Republic Industries' application for a private letter ruling regarding the proposed Distribution. In light of the IRS action, Republic Industries converted all 95.7 million shares of Class B Common Stock into 95.7 million shares of Class A Common Stock on March 2, 1999. The Company is registering all 112.2 million shares of its Class A Common Stock owned by Republic Industries for sale by Republic Industries.

     Prior to the Initial Public Offering, employees of the Company were granted stock options under Republic Industries' stock option plans. As of March 2, 1999, approximately 8.5 million Republic Industries options held by the Company's employees were canceled, and the Company's Compensation Committee granted replacement options on a one-for-one basis. The replacement options retained the vesting and exercise rights of the original options, subject to certain exercise limitations for individuals who signed stock option repricing agreements with Republic Industries. The exercise price for individual replacement options are priced such that the unrealized gain or loss on each grant of Republic Industries stock options shall generally be maintained under the replacement options. Compensation expense related to the granting of certain replacement options at exercise prices below the fair market value of the common stock at the date of grant is estimated to be approximately $3.5 million, and will be recorded by the Company in the first quarter of 1999.

              (Photo of fleet of solid waste collection vehicles)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               100,000,000 SHARES

                         REPUBLIC SERVICES, INC. (LOGO)

                              CLASS A COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE

                            DEUTSCHE BANK SECURITIES

                            BEAR, STEARNS & CO. INC.

                               CIBC WORLD MARKETS

                           CREDIT SUISSE FIRST BOSTON

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "Commission") registration fee and the National Association of Securities Dealers' filing fee.

                                                              PAYABLE BY
                                                                 THE
                                                              REGISTRANT
                                                              ----------
SEC registration fee........................................  $  510,592
NASD filing fee.............................................      30,500
New York Stock Exchange listing fee.........................     392,569
Accounting fees and expenses................................     100,000*
Legal fees and expenses.....................................     175,000*
Printing and engraving expenses.............................     600,000*
Miscellaneous fees and expenses.............................      50,000*
                                                              ----------
Total.......................................................  $1,858,661*
                                                              ==========

-------------------------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, a "derivative action", if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of our company or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. This right to indemnification includes the right to have our company pay the expenses incurred in defending a proceeding in advance of its final disposition, subject to the provisions of Delaware law. These rights are not exclusive of any other right which any person may have or later acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of the provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of ours regarding any occurrence or matter arising prior to any repeal or modification. Our certificate of incorporation also specifically authorizes our company to maintain insurance and to grant similar indemnification rights to our employees or agents.

     Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that a director of our company will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law as amended from time to time, for liability (1) for any breach of the director's duty of loyalty to the our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Repeal of the provision will eliminate or reduce the effect of the provision regarding any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise prior to such amendment or repeal.

     The form of purchase agreement filed as Exhibit 1.1 provides for indemnification by the underwriters of our company, our directors and officers, and by our company of the underwriters, for some liabilities, including liabilities arising under the 1933 Act, and affords certain rights of contribution.

     The Separation and Distribution Agreement by and between our company and Republic Industries will provide for indemnification by our company of Republic Industries and its directors, officers and employees for certain liabilities, including liabilities under the 1933 Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 1, 1998, we issued 16,474,417 shares of Class A common stock to subsidiaries of Republic Industries in satisfaction of an aggregate of approximately $395.4 million of intercompany payables and amounts due to such subsidiaries, which amounts were included in amounts due to Republic Industries in our unaudited condensed consolidated financial statements. We issued the Class A common stock under an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBITS                            DESCRIPTION OF EXHIBIT
---------                           ----------------------
    1.1**    --  Form of Purchase Agreement.
    3.1      --  Amended and Restated Certificate of Incorporation of the
                 Company (incorporated by reference to Exhibit 3.1 of the
                 Registrant's Quarterly Report on Form 10-Q for the period
                 ended June 30, 1998).
    3.2      --  Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant's Quarterly
                 Report on Form 10-Q for the period ended June 30, 1998).
    4.1      --  Form of the Company's Class A Common Stock Certificate
                 (incorporated by reference to Exhibit 4.1 of the
                 Registrant's Registration Statement on Form S-1/A, Amendment
                 No. 2, dated June 29, 1998).
    4.2      --  Long Term Credit Agreement dated as of July 10, 1998 among the Company, Bank of America National Trust and Savings
                 Association, as Administrative Agent, and the several
                 financial institutions party thereto (incorporated by
                 reference to Exhibit 4.1 of the Registrant's Quarterly
                 Report on Form 10-Q for the period ended June 30, 1998).
    5.1**    --  Opinion of Akerman, Senterfitt & Eidson, P.A. re: legality of shares being registered.
   10.1      --  Separation and Distribution Agreement dated as of June 30,
                 1998 by and between the Company and Republic Industries
                 (incorporated by reference to Exhibit 10.1 of the
                 Registrant's Quarterly Report on Form 10-Q for the period
                 ended June 30, 1998).
   10.2**    --  Amended and Restated Employee Benefits Agreement dated as of
                 March 4, 1999 by and between the Company and Republic
                 Industries.
   10.3      --  Services Agreement dated as of June 30, 1998 by and between the Company and Republic Industries (incorporated by
                 reference to Exhibit 10.3 of the Registrant's Quarterly
                 Report on Form 10-Q for the period ended June 30, 1998).
   10.4**    --  Amendment to Services Agreement, dated as of March 4, 1999, by and between the Company and Republic Industries.
   10.5      --  Tax Indemnification and Allocation Agreement dated as of
                 June 30, 1998 by and between the Company and Republic
                 Industries (incorporated by reference to Exhibit 10.4 of the
                 Registrant's Quarterly Report on Form 10-Q for the period
                 ended June 30, 1998).
   10.6      --  1998 Stock Incentive Plan (incorporated by reference to
                 Exhibit 10.5 of the Registrant's. Registration Statement on
                 Form S-1/A, Amendment No. 2, dated June 30, 1998).
   10.7      --  Employment Agreement dated as of December 7, 1998 by and between James E. O'Connor and the Company (incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
   10.8      --  Employment Agreement dated as of January 11, 1999 by and between James H. Cosman and the Company (incorporated by
                 reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
   10.9      --  Asset Sale Agreement dated September 27, 1998 by and between the Company and Waste Management, Inc., as amended, and the supplemental agreements thereto (incorporated by reference to Exhibits 2.1, 2.2 and 2.3 of the Registrant's Current
                 Report on Form 8-K dated February 16, 1999).
   21.1**    --  Subsidiaries of the Company.
   23.1*     --  Consent of Arthur Andersen LLP.
   23.2**    --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                 Exhibit 5.1).
   24.1**    --  Power of Attorney (included on the signature page of the
                 Registration Statement).
   24.2**    --  Power of Attorney for Ramon A. Rodriguez.


---------------
  *  filed herewith
**  previously filed

     (b) Financial Statement Schedule. The following financial statement schedule is filed on page 54 herewith:

          Financial Statement Schedule II, Valuation and Qualifying Accounts and Reserves, for Each of the Three Years Ended December 31, 1998.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on April 6, 1999.


                                            REPUBLIC SERVICES, INC.

                                            By:    /s/ HARRIS W. HUDSON
                                              ----------------------------------
                                                       Harris W. Hudson
                                                        Vice Chairman


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                  TITLE                      DATE
                      ---------                                  -----                      ----

                          *                            Chairman of the Board                 April 6, 1999
-----------------------------------------------------
                  H. Wayne Huizenga

                /s/ HARRIS W. HUDSON                   Vice Chairman and                     April 6, 1999
-----------------------------------------------------    Director
                  Harris W. Hudson

                          *                            Chief Executive Officer               April 6, 1999
-----------------------------------------------------    and Director (principal
                  James E. O'Connor                      executive officer)

                          *                            Senior Vice President and             April 6, 1999
-----------------------------------------------------    Chief Financial Officer
                    Tod C. Holmes                        (principal financial
                                                         officer and principal
                                                         accounting officer)

                          *                            Director                              April 6, 1999
-----------------------------------------------------
                   John W. Croghan

                          *                            Director                              April 6, 1999
-----------------------------------------------------
                 Ramon A. Rodriguez

                          *                            Director                              April 6, 1999
-----------------------------------------------------
                  Allan C. Sorensen

              *By: /s/ HARRIS W. HUDSON
  -------------------------------------------------
                Harris W. Hudson, by
                  power of attorney

                     REPORT OF INDEPENDENT CERTIFIED PUBLIC
                            ACCOUNTANTS ON SCHEDULE

To Republic Services, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Republic Services, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated January 28, 1999, except with respect to the matters discussed in
Note 12, as to which the date is March 2, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included under Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
January 28, 1999, except with respect
to the matters discussed in Note 12, as
to which the date is March 2, 1999.

                            REPUBLIC SERVICES, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                  SCHEDULE II
                                 (IN MILLIONS)

                                              BALANCE AT   ADDITIONS    ACCOUNTS              BALANCE AT
                                              BEGINNING    CHARGED TO   WRITTEN                  END
                                               OF YEAR       INCOME       OFF      OTHER(1)    OF YEAR
                                              ----------   ----------   --------   --------   ----------
CLASSIFICATIONS
Allowance for doubtful accounts:
1998........................................    $13.6         $5.1       $(7.2)     $10.6       $22.1
1997........................................      8.3          4.1        (4.1)       5.3        13.6
1996........................................      7.2          2.6        (2.5)       1.0         8.3

---------------

(1) Allowance of acquired businesses.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
1.1**   --   Form of Purchase Agreement.
3.1     --   Amended and Restated Certificate of Incorporation of the
             Company (incorporated by reference to Exhibit 3.1 of the
             Registrant's Quarterly Report on Form 10-Q for the period
             ended June 30, 1998).
3.2     --   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
4.1     --   Form of the Company's Class A Common Stock Certificate
             (incorporated by reference to Exhibit 4.1 of the
             Registrant's Registration Statement on Form S-1/A, Amendment
             No. 2, dated June 29, 1998).
4.2     --   Long Term Credit Agreement dated as of July 10, 1998 among the Company, Bank of America National Trust and Savings
             Association, as Administrative Agent, and the several
             financial institutions party thereto (incorporated by
             reference to Exhibit 4.1 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
5.1**   --   Opinion of Akerman, Senterfitt & Eidson, P.A. re: legality of shares being registered.
10.1    --   Separation and Distribution Agreement dated as of June 30,
             1998 by and between the Company and Republic Industries
             (incorporated by reference to Exhibit 10.1 of the
             Registrant's Quarterly Report on Form 10-Q for the period
             ended June 30, 1998).
10.2**  --   Amended and Restated Employee Benefits Agreement dated as of
             March 4, 1999 by and between the Company and Republic
             Industries.
10.3    --   Services Agreement dated as of June 30, 1998 by and between the Company and Republic Industries (incorporated by
             reference to Exhibit 10.3 of the Registrant's Quarterly
             Report on Form 10-Q for the period ended June 30, 1998).
10.4**  --   First Amendment to Services Agreement, dated as of March 4,
             1999, by and between the Company and Republic Industries.
10.5    --   Tax Indemnification and Allocation Agreement dated as of
             June 30, 1998 by and between the Company and Republic
             Industries (incorporated by reference to Exhibit 10.4 of the
             Registrant's Quarterly Report on Form 10-Q for the period
             ended June 30, 1998).
10.6    --   1998 Stock Incentive Plan (incorporated by reference to
             Exhibit 10.5 of the Registrant's. Registration Statement on
             Form S-1/A, Amendment No. 2, dated June 30, 1998).
10.7    --   Employment Agreement dated as of December 7, 1998 by and
             between James E. O'Connor and the Company (incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
10.8    --   Employment Agreement dated as of January 11, 1999 by and
             between James H. Cosman and the Company (incorporated by
             reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).
10.9    --   Asset Sale Agreement dated September 27, 1998 by and between the Company and Waste Management, Inc., as amended, and the supplemental agreements thereto (incorporated by reference to Exhibits 2.1, 2.2 and 2.3 of the Registrant's Current
             Report on Form 8-K dated February 16, 1999).
21.1**  --   Subsidiaries of the Company.
23.1*   --   Consent of Arthur Andersen LLP.
23.2**  --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in
             Exhibit 5.1).
24.1**  --   Power of Attorney (included on the signature page of the
             Registration Statement).
24.2**  --   Power of Attorney for Ramon A. Rodriguez.


---------------
 *  filed herewith
**  previously filed

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED APRIL 6, 1999


PROSPECTUS

                               100,000,000 SHARES
                         REPUBLIC SERVICES, INC. (LOGO)

                              CLASS A COMMON STOCK
                           -------------------------

     Republic Industries, Inc., a stockholder of Republic Services, is selling 100,000,000 shares of Class A common stock. The international managers are offering 20,000,000 shares outside the United States and Canada and the U.S. underwriters are offering 80,000,000 shares in the United States and Canada.


     The Class A common stock trades on The New York Stock Exchange under the symbol "RSG." On April 5, 1999, the last sale price of the Class A common stock as reported on the New York Stock Exchange was $16 3/16 per share.


     INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                           -------------------------

                                                             PER SHARE       TOTAL
                                                             ---------       -----
Public Offering Price......................................      $             $
Underwriting Discount......................................      $             $
Proceeds, before expenses, to Republic Industries..........      $             $

     The international managers may also purchase up to an additional 2,432,500 shares from Republic Industries, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an aggregate of an additional 9,730,000 shares from Republic Industries.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of Class A common stock will be ready for delivery in New York,
New York on or about             , 1999.

                           -------------------------

MERRILL LYNCH INTERNATIONAL                         DONALDSON, LUFKIN & JENRETTE
                                 DEUTSCHE BANK
BEAR, STEARNS INTERNATIONAL LIMITED
          CIBC WORLD MARKETS
                      CREDIT SUISSE FIRST BOSTON
                                 MORGAN STANLEY DEAN WITTER
                                           SALOMON SMITH BARNEY INTERNATIONAL
                           -------------------------

                  The date of this prospectus is      , 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................     5
Risk Factors................................................     9
Use of Proceeds.............................................    13
Dividend Policy.............................................    13
Market and Market Prices of Common Stock....................    13
Selected Financial Data.....................................    14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    15
Business....................................................    26
Management..................................................    40
Security Ownership of Selling Stockholder, Beneficial Owners
  and Management............................................    47
Intercompany Relationships and Related Transactions.........    49
Description of Capital Stock................................    57
Shares Eligible for Future Sale.............................    61
Material United States Federal Tax Consequences for
  Non-United States Holders.................................    63
Underwriting................................................    67
Legal Matters...............................................    72
Experts.....................................................    72
Available Information.......................................    72
Index to Financial Statements...............................   F-1


                           -------------------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  UNDERWRITING

GENERAL


     We intend to offer our Class A common stock outside the United States and Canada through a number of international managers and in the United States and Canada through a number of U.S. underwriters. Merrill Lynch International and Donaldson, Lufkin & Jenrette International are acting as joint book runners, and along with Deutsche Bank AG London, Bear, Stearns International Limited, CIBC Oppenheimer Corp., Credit Suisse First Boston (Europe) Limited, Morgan Stanley & Co. International Limited and Salomon Smith Barney Inc. are lead managers for each of the international managers named below. Subject to the terms and conditions set forth in an international purchase agreement among our company, Republic Industries and the international managers, and concurrently with the sale of 80,000,000 shares of Class A common stock to the U.S. underwriters, Republic Industries has agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Republic Industries, the number of shares of Class A common stock set forth opposite its name below.



                                                              NUMBER OF
                   INTERNATIONAL MANAGER                        SHARES
                   ---------------------                      ----------
Merrill Lynch International.................................
Donaldson, Lufkin & Jenrette International..................
Deutsche Bank AG London.....................................
Bear, Stearns International Limited.........................
CIBC Oppenheimer Corp.......................................
Credit Suisse First Boston (Europe) Limited.................
Morgan Stanley & Co. International Limited..................
Salomon Smith Barney Inc. ..................................

                                                              ----------
             Total .........................................  20,000,000
                                                              ==========


     We and Republic Industries have also entered into a U.S. purchase agreement with certain underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as joint book runners, and along with Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., CIBC Oppenheimer Corp., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are U.S. representatives. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 20,000,000 shares of Class A common stock to the international managers pursuant to the International purchase agreement,

Republic Industries has agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from Republic Industries, an aggregate of 80,000,000 shares of Class A common stock. The initial public offering price per share and the total underwriting discount per share of Class A common stock are identical under the international purchase agreement and the U.S. purchase agreement.

     In the international purchase agreement and the U.S. purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares of Class A common stock being sold under the terms of each such agreement if any of the shares of Class A common stock being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings with respect to the sale of shares of Class A common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

     We and Republic Industries have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

     The shares of Class A common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

COMMITMENTS AND DISCOUNTS

     The lead managers have advised Republic Industries that the international managers propose initially to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess
of $          per share of Class A common stock. The international managers may
allow, and such dealers may reallow, a discount not in excess of $          per
share of Class A common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, underwriting discount to be paid by Republic Industries to the international managers and the U.S. underwriters and the proceeds before expenses to Republic Industries. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                                 WITHOUT   WITH
                                                      PER SHARE  OPTION   OPTION
                                                      ---------  -------  ------
Public Offering Price...............................      $         $       $
Underwriting Discount...............................      $         $       $
Proceeds, before expenses, to Republic Industries...      $         $       $

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $          and are payable by Republic Industries.

INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of our Class A common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our Class A common stock will not offer to sell or sell shares of our Class A common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of Class A common stock will not offer to sell or sell shares of Class A common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     Republic Industries has granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 2,432,500 additional shares of our Class A common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of our Class A common stock offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of our Class A common stock proportionate to such international manager's initial amount reflected in the foregoing table.

     Republic Industries also has granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 9,730,000 additional shares of Class A common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

NO SALES OF SIMILAR SECURITIES

     We, our executive officers and directors and Republic Industries have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 90 days after the date of this prospectus, not to directly or indirectly

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for or repayable with our Class A common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our Class A common stock or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Class A common stock whether any such swap or transaction is to be settled by delivery of our Class A common stock or other securities, in cash or otherwise;

provided that we may at any time and from time to time (1) issue shares of our Class A common stock to third parties as consideration for our acquisition from such third parties of non-hazardous solid waste businesses and (2) grant options to purchase shares of our Class A common stock under our 1998 Stock Incentive Plan, in each case without the prior consent of Merrill Lynch.

NEW YORK STOCK EXCHANGE LISTING

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "RSG."

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of our Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our Class A common stock. As an exception to these rules, the U.S. representatives are permitted to engage in transactions that stabilize the price of our Class A common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock.

     If the underwriters create a short position in our Class A common stock in connection with the offering, i.e., if they sell more shares of our Class A common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing our Class A common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither our company nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

     Each international manager has agreed that (1) it has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell any shares of Class A common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A common stock in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Class A common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

     No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the shares of Class A common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company, Republic Industries or shares of our Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our Class A common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of Class A common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

OTHER RELATIONSHIPS

     Merrill Lynch International, Deutsche Bank AG London and Donaldson, Lufkin & Jenrette International acted as lead managers for the international managers in our initial public offering in July 1998.

                                 LEGAL MATTERS

     Some legal matters regarding the validity of the Class A common stock offered under this prospectus will be passed upon on our behalf by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Some attorneys employed by Akerman, Senterfitt & Eidson, P.A. own shares of Class A common stock and shares of Republic Industries common stock. Certain legal matters relating to the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule for each of the three years ended December 31, 1998, included in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to register the shares of our Class A common stock being offered by Republic Industries under this prospectus. This prospectus does not contain all of the information in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to our company and the Class A common stock being offered, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by the reference.

     Our company is subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information, as well as the registration statement and its exhibits and schedules, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

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                               100,000,000 SHARES

                         REPUBLIC SERVICES, INC. (LOGO)

                              CLASS A COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL

                          DONALDSON, LUFKIN & JENRETTE

                                 DEUTSCHE BANK

                      BEAR, STEARNS INTERNATIONAL LIMITED

                               CIBC WORLD MARKETS

                           CREDIT SUISSE FIRST BOSTON

                           MORGAN STANLEY DEAN WITTER

                       SALOMON SMITH BARNEY INTERNATIONAL

                                       , 1999

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